Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

PMFG, INC.,

CECO ENVIRONMENTAL CORP.,

TOP GEAR ACQUISITION INC.

and

TOP GEAR ACQUISITION II LLC

dated as of May 3, 2015

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(continued)

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(continued)

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(continued)

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EXHIBIT

Exhibit A	Form of Parent Lock-Up Agreement

Exhibit B	Form of Parent Voting Agreement

Exhibit C	Amended and Restated Certificate of Incorporation

Exhibit D	Amended and Restated Bylaws

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INDEX OF DEFINED TERMS

Defined Term	Section
Affiliate	10.4(a)
Aggregate Cash Consideration	2.3(a)
Agreement	Preamble
Alternate Financing	7.14(d)
Alternative Acquisition Agreement	6.2(c)
Anti-Corruption Laws	4.24
Antitrust Laws	10.4(b)
Bankruptcy and Equity Exceptions	4.4
Book-Entry Share	2.1(c)
Business Day	10.4(c)
Capitalization Date	4.3(a)
Cash Consideration	2.1(b)
Cash Conversion Number	2.3(a)(i)
Cash Electing Company Share	2.1(b)
Cash Election	2.1(b)
Cash Election Number	2.3(b)
Certificate	2.1(c)
Change of Recommendation	6.2(f)
Closing	1.3
Closing Date	1.3
Code	Recitals
Company	Preamble
Company Board Recommendation	4.26
Company Common Stock	2.1(a)
Company Disclosure Schedule	Article IV
Company Employee Plans	4.13(a)
Company Entities	4.18(a)
Company Equity Awards	2.5(b)
Company Equity Plans	4.3(a)
Company Import and Export Control Laws	4.23
Company In-Licenses	4.20(c)
Company IP	4.20(a)
Company IP Rights Agreements	4.20(c)
Company Leases	4.17(b)
Company Material Contract	4.10(a)
Company Option	2.5(a)
Company Out-Licenses	4.20(c)
Company Owned Real Property	4.17(a)
Company Permits	4.6(b)
Company Representatives	6.2(a)
Company Restricted Share	2.5(c)
Company RSU	2.5(b)
Company SEC Reports	4.7(a)
Company Stockholders’ Approval	4.26
Company Stockholders’ Meeting	7.2(a)
Company Termination Fee	9.5(b)
Company Triggering Event	9.4(b)
Competing Proposal	6.2(h)
Confidentiality Agreement	7.5(b)
Control	10.4(d)

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Defined Term	Section
Debt Commitment Letter	5.22(a)
Debt Financing	5.22(a)
DGCL	Recitals
DLLCA	Recitals
Dissenting Shares	2.6
Drop Dead Date	9.2(a)
Election Deadline	2.2(b)
Environmental Laws	4.19(a)
Equity Award Consideration	2.5(b)
ERISA	4.13(a)
ERISA Affiliate	4.13(a)
Exchange Act	10.4(e)
Exchange Agent	2.2(a)
Exchange Fund	3.1
Exchange Ratio	2.1(b)
Excluded Party	6.2(e)
Excluded Shares	2.1(a)
Expense Reimbursement	9.5(b)
Export Approvals	4.23(a)
Financing	5.22(c)
Financing Agreements	7.14(d)
Financing Requirements	9.3(c)
Financing Sources	7.14(c)
Financing Source Related Parties	7.14(c)
First Step Certificate of Merger	1.4
First Step Effective Time	1.4
First Step Merger	Recitals
First Step Surviving Corporation	Recitals
Form of Election	2.2(b)
Fully Diluted Share Equivalents	4.3(b)
GAAP	10.4(f)
Go-Shop Period End Date	6.2(a)
Governmental Authority	10.4(g)
Hazardous Substances	4.19(a)
HSR Act	10.4(h)
Indemnified Party	7.8(a)
Indemnifying Parties	7.8(b)
Intellectual Property	4.20(h)
IRS	4.13(a)
ISO	4.13(c)
Joint Proxy Statement	4.12
Knowledge	10.4(i)
Law	10.4(j)
Material Adverse Effect	10.4(k)
Material Company Subsidiary	10.4(l)
Maximum Amount	7.8(c)
Merger Consideration	2.1(c)
Merger Sub	Preamble
Mergers	Recitals
Money Laundering Laws	4.25
NASDAQ	2.1(b)

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Defined Term	Section
Non-Electing Company Holder	3.2(a)
Non-Electing Company Share	2.1(b)
Non-U.S. Company Employee Plans	4.13(f)
Notice Period	6.2(g)
Option Consideration	2.5(a)
Parent	Preamble
Parent Board Recommendation	5.23(a)
Parent Common Stock	2.1(b)
Parent Common Stock Consideration	2.1(b)
Parent Disclosure Schedule	Article V
Parent Employee Plan	10.4(m)
Parent Entities	5.14(a)
Parent Equity Plans	5.3
Parent ERISA Affiliate	10.4(m)
Parent Import and Export Control Laws	5.17
Parent Lock-Up Agreements	Recitals
Parent Material Contract	5.10(a)
Parent Permits	5.6(b)
Parent SEC Reports	5.7(a)
Parent Stockholders’ Approval	5.23(a)
Parent Stockholders’ Meeting	7.2(a)
Parent Termination Fee	9.5(c)
Parent Trading Price	2.1(b)
Parent Triggering Event	9.3(c)
Parent Voting Agreement	Recitals
Party	Preamble
Patents	4.20(h)
PBGC	4.13(b)
Person	10.4(n)
Policies	4.22
Recent Company Balance Sheet	4.9
Recent Parent Balance Sheet	5.9
Registration Statement	4.12
Release	4.19(c)
Required Amount	5.22(c)
RSU Consideration	2.5(b)
Sarbanes-Oxley	4.7(c)
SEC	4.7(a)
Second Step Certificate of Merger	1.4
Second Step Effective Time	1.4
Second Step Merger	Recitals
Section 409A	4.13(e)
Securities Act	10.4(o)
Solicited Person	6.2(a)
Share Issuance	5.23(a)
Shortfall Number	2.3(c)
Stifel	4.27
Stock Electing Company Share	2.1(b)
Stock Election	2.1(b)
Subsidiary	10.4(p)
Subsidiary Documents	4.2(b)

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Defined Term	Section
Successor Sub	Preamble
Superior Proposal	6.2(h)
Surviving Entity	Recitals
Tax	10.4(q)
Tax Counsel	7.12(b)
Tax Returns	10.4(r)
Trade Secrets	4.20(h)
WARN	4.14(a)

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 3, 2015 (this “Agreement”), is entered into by and among PMFG, INC., a Delaware corporation (the “Company”), CECO ENVIRONMENTAL CORP., a Delaware corporation (“Parent”), TOP GEAR ACQUISITION INC., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and TOP GEAR ACQUISITION II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Successor Sub”). The Company, Parent, Merger Sub and Successor Sub are herein referred to collectively as the “Parties” and each individually as a “Party.” Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined shall have the meanings set forth in Section 10.4 hereof.

WITNESSETH

WHEREAS, each of the Boards of Directors of the Company, Parent and Merger Sub has unanimously determined that it is in the best interests of its stockholders that the Company, Parent and Merger Sub enter into a business combination pursuant to which Merger Sub will merge with and into the Company (the “First Step Merger”), with the Company continuing as the surviving corporation in the First Step Merger and as a direct wholly owned subsidiary of Parent (the “First Step Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Parties have determined that immediately following the effectiveness of the First Step Merger, and in pursuance of the overall plan to combine the business activities of the Company and Parent, the First Step Surviving Corporation shall be merged with and into Successor Sub (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”), with Successor Sub continuing as the surviving entity in the Second Step Merger and as a direct wholly owned subsidiary of Parent (the “Surviving Entity”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”);

WHEREAS, each of the Boards of Directors of the Company, Parent, Merger Sub and Successor Sub has unanimously determined that the Mergers and the other transactions contemplated hereby are consistent with, and in furtherance of, its business strategies and goals, are fair to and in the best interests of its stockholders or members, as applicable, and has approved this Agreement and the Mergers upon the terms and conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers shall be treated as a single integrated transaction, as described in Rev. Rul. 2001-46, 2001-2 C.B. 321, and shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986 (the “Code”);

WHEREAS, the Parties recognize that if the Mergers do not qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, the First Step Merger and the Second Step Merger will be treated as separate transactions for U.S. federal income tax purposes pursuant to Rev. Rul. 90-95, 1990-2 C.B. 67; and

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of Parent are executing lock-up agreements in the form attached hereto as Exhibit A (the “Parent Lock-Up Agreements”), which Parent Lock-Up Agreements shall become effective only upon the First Step Effective Time, and a voting agreement in the form attached hereto as Exhibit B (the “Parent Voting Agreement”), which Parent Voting Agreement shall become effective upon execution of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The First Step Merger. At the First Step Effective Time and subject to and upon the terms and conditions of this Agreement and the DGCL, as part of an integrated transaction and plan of merger with the Second Step Merger, the First Step Merger shall be consummated, whereby Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall, subject to the requirements of Section 1.2, continue as the First Step Surviving Corporation and as a direct wholly owned subsidiary of Parent.

Section 1.2 The Second Step Merger.

Immediately following the First Step Effective Time and subject to and upon the terms and conditions of this Agreement, the DGCL and the DLLCA, the Second Step Merger shall be consummated, whereby the First Step Surviving Corporation shall be merged with and into Successor Sub, the separate corporate existence of the First Step Surviving Corporation shall cease and Successor Sub shall continue as the Surviving Entity and as a direct wholly owned subsidiary of Parent. There shall be no condition to the completion of the Second Step Merger other than the completion of the First Step Merger.

Section 1.3 Closing. Unless this Agreement shall have been terminated pursuant to its terms, the closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Squire Patton Boggs (US) LLP, 221 East Fourth Street, Cincinnati, Ohio 45202 on a date to be specified by the Parties (the actual date that the Closing shall occur being hereafter referred to as the “Closing Date”), which shall be no later than the second Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing). In connection with the Closing, each of the Parties shall execute such instruments and agreements as may be required by the DGCL and the DLLCA, as applicable, in the manner required by such Laws and deliver to and file such instruments and documents with Secretary of State of the State of Delaware, as applicable, and the Parties shall take all such other and further actions as may be required by Law to make the Mergers effective.

Section 1.4 Effective Times of the Mergers. Without limiting anything in Section 1.3, in connection with the Closing, the Parties shall cause (a) the First Step Merger to be consummated by filing a Certificate of Merger (the “First Step Certificate of Merger”) with the Secretary of State of the State of Delaware, with respect to the First Step Merger and (b) the Second Step Merger to be consummated by filing a Certificate of Merger (the “Second Step Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Second Step Merger, in each case, in such forms as required by, and executed in accordance with, the relevant provisions of the DGCL and, with respect to the Second Step Merger, the DLLCA. The time of such filing of the First Step Certificate of Merger, or such other effective time as specified therein by mutual agreement of the Parties, with respect to the First Step Merger, is herein referred to as the “First Step Effective Time.” The time of such filing of the Second Step Certificate of Merger, or such other effective time as specified therein by mutual agreement of the Parties, with respect to the Second Step Merger, is herein referred to as the “Second Step Effective Time.” The Second Step Effective Time will occur after the First Step Effective Time.

Section 1.5 Effects of the Mergers.

(a) At the First Step Effective Time, the effects of the First Step Merger shall be as provided in this Agreement, the First Step Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Step Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall continue with, or vest in, as the case may be, the Company as the First Step Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall continue to be, or become, as the case may be, the debts, liabilities and duties of the

Company as the First Step Surviving Corporation. As of the First Step Effective Time, the First Step Surviving Corporation shall be a direct wholly owned subsidiary of Parent.

(b) At the Second Step Effective Time, the effects of the Second Step Merger shall be as provided in this Agreement, the Second Step Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all the property, rights, privileges, powers and franchises of the First Step Surviving Corporation and Successor Sub shall continue with, or vest in, as the case may be, Successor Sub as the Surviving Entity, and all debts, liabilities and duties of the First Step Surviving Corporation and Successor Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of Successor Sub as the Surviving Entity. As of the Second Step Effective Time, the Surviving Entity shall be a direct wholly owned subsidiary of Parent.

Section 1.6 Subsequent Actions. If, at any time after the Second Step Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are reasonably necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of any of the constituent corporations acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, the directors and officers of the Surviving Entity shall be directed and authorized to execute and deliver, in the name and on behalf of any of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 1.7 Certificate of Incorporation; Bylaws; Directors and Officers of the First Step Surviving Corporation. Unless otherwise agreed in writing by the Company and Parent before the First Step Effective Time, at the First Step Effective Time:

(a) the Certificate of Incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit C hereto, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company shall be amended and restated to read in its entirety as set forth on Exhibit D hereto, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Company and such Bylaws; and

(c) the directors of Merger Sub immediately prior to the First Step Effective Time shall serve as the directors of the First Step Surviving Corporation, and the officers of Merger Sub immediately prior to the First Step Effective Time shall serve as the officers of the First Step Surviving Corporation from and after the First Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

Section 1.8 Certificate of Formation; Limited Liability Company Agreement; Managers and Officers of the Surviving Entity. Unless otherwise determined by Parent before the Second Step Effective Time, at the Second Step Effective Time:

(a) the Certificate of Formation of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Certificate of Formation of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by the DLLCA and such Certificate of Formation, except that the name of the Surviving Entity shall be changed to “PMFG Acquisition LLC”;

(b) the Limited Liability Company Agreement of Successor Sub as in effect immediately prior to the Second Step Effective Time shall be the Limited Liability Company Agreement of the Surviving Entity from and after the Second Step Effective Time, until thereafter amended as provided by the DLLCA, the Certificate of Formation and such Limited Liability Company Agreement, except that the name of the Surviving Entity shall be changed to “PMFG Acquisition LLC”; and

(c) the managers of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve as the managers of the Surviving Entity, and the officers of Successor Sub immediately prior to the Second Step Effective Time shall continue to serve in their respective offices as the officers of the Surviving Entity from and after the Second Step Effective Time, in each case until their successors are elected or appointed or until their resignation or removal.

ARTICLE II

EFFECT OF THE MERGERS ON CAPITAL STOCK

Section 2.1 Effect of the Merger on Company Capital Stock. At the First Step Effective Time, by virtue of the First Step Merger and without any further action on the part of Parent, Merger Sub, Successor Sub, the Company or the holders of any of the shares of any capital stock, limited liability company interests or other equity interests of the Company, Parent, Merger Sub or Successor Sub:

(a) all Common Stock, $0.01 par value per share, of the Company (the “Company Common Stock”) held in treasury or owned directly by the Company, any wholly owned Subsidiary of the Company, Merger Sub, Successor Sub or Parent shall cease to exist, and such shares, including any certificates therefor, shall automatically be cancelled and retired, shall not represent capital stock of the First Step Surviving Corporation or the Surviving Entity, and shall not be exchanged for the Merger Consideration. Shares of Company Common Stock that are canceled and retired pursuant to this Section 2.1(a) are hereinafter referred to as “Excluded Shares”; and

(b) each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become the right to receive the following consideration:

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been properly made pursuant to Section 2.2(c) and not lost, revoked or changed pursuant to Sections 2.2(e) or 2.2(c) (each a “Cash Electing Company Share”) shall (subject to Section 2.3) be converted into the right to receive $6.85 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made pursuant to Section 2.2(c) and not revoked or changed pursuant to Sections 2.2(c) or 2.2(e) (each a “Stock Electing Company Share”) shall (subject to Section 2.3) be converted into the right to receive the number of validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) determined by dividing (A) $6.85 by (B) the Parent Trading Price (such quotient, calculated to the nearest one ten-thousandth, the “Exchange Ratio”), (such per share amount, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d), is hereinafter referred to as the “Parent Common Stock Consideration”); provided, however, that (x) if the number determined by dividing $6.85 by the Parent Trading Price is less than or equal to 0.5282, the Exchange Ratio shall be 0.5282 and (y) if the number determined by dividing $6.85 by the Parent Trading Price is greater than or equal to 0.6456, the Exchange Ratio shall be 0.6456. Without limiting the foregoing, without the prior written consent of Parent, in no event shall the aggregate number of shares of Parent Common Stock issuable pursuant to this Article II exceed 7,630,000 shares. As used in this Agreement, the term “Parent Trading Price” means the volume weighted average trading price of a share of Parent Common Stock on the NASDAQ Global Market (“NASDAQ”) for the 15 consecutive trading days ending on the trading day immediately preceding the Closing Date, as calculated by Bloomberg Financial LP under the function “VWAP”.

(iii) Each share of Company Common Stock that is not (A) an Excluded Share or (B) a share of Company Common Stock with respect to which a Cash Election or a Stock Election has been properly made pursuant to Section 2.2(c) and not revoked or changed pursuant to Section 2.2(e) (each, a “Non-Electing Company Share”) shall be converted into the right to receive the Cash Consideration or the Parent Common Stock Consideration, as determined pursuant to Section 2.3.

(c) Effective as of the First Step Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the First Step Effective Time (other than Excluded Shares and Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of certificates (each, a “Certificate”) or evidence of shares in book-entry form (each such share, a “Book-Entry Share”) that immediately prior to the First Step Effective Time evidenced such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with Section 3.2. For purposes of this Agreement, the term “Merger Consideration” with respect to a given share of Company Common Stock shall mean either the Cash Consideration (with respect to a share of Company Common Stock representing the right to receive the Cash Consideration) or the Parent Common Stock Consideration (with respect to a share of Company Common Stock representing the right to receive the Parent Common Stock Consideration).

(d) No Fractional Shares. No fractional shares of Parent Common Stock (including any certificates or scrips representing fractional shares of Parent Common Stock) shall be issued in respect of shares of Company Common Stock that are to be converted in the First Step Merger into the right to receive shares of Parent Common Stock. Each holder of shares of Company Common Stock (other than Excluded Shares) shall be entitled to receive, in lieu of any fractional share of Parent Common Stock to which such holder would otherwise have been entitled pursuant to Sections 2.1(b) and 2.3, an amount in cash (without interest), rounded up to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share of Parent Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the First Step Effective Time (other than Excluded Shares), such holder’s unrevoked Cash Elections and Stock Elections and the provisions of Section 2.3) by (ii) the Parent Trading Price. For purposes of determining any fractional shares interest, to the extent practicable, all shares of Company Common Stock owned by a holder of record of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares) shall be combined so as to calculate the maximum number of whole shares of Parent Common Stock issuable to such holder of record of Company Common Stock (other than holders of Excluded Shares and Dissenting Shares). For the avoidance of doubt, to the extent practicable, the amount of cash per share of Company Common Stock to be paid to any holder of record pursuant to this Section 2.1(d) shall not exceed the Parent Trading Price.

Section 2.2 Election Procedures.

(a) Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of paying the Merger Consideration.

(b) Parent shall prepare and file as an exhibit to the Registration Statement a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as Parent and the Company shall mutually agree consistent with the terms of this Agreement (collectively, the “Form of Election”). The Form of Election shall permit each Person who, at or prior to the Election Deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Company Common Stock (other than Excluded Shares) to specify the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election and/or the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Stock Election. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. To the extent practicable, the Form of Election will permit each holder that beneficially owns shares of the

Company Common Stock, in more than one name or account, to specify (through appropriate and customary documentation and instructions) how to allocate the cash paid and shares of Parent Common Stock to be issued in the First Step Merger among the various accounts that such holder beneficially owns. Parent and the Company shall mail, or cause to be mailed, with the Joint Proxy Statement the Form of Election to all Persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders’ Meeting. Parent and the Company shall each use commercially reasonable efforts to make, or cause to be made, the Form of Election available to all Persons who become holders of record (or beneficial owners) of shares of Company Common Stock during the period between the record date for the Company Stockholders’ Meeting and the close of business on the last Business Day immediately preceding the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., Eastern time, on the last Business Day immediately preceding the date of the Company Stockholders’ Meeting (after giving effect to any adjournment or postponement thereof), or on such other date as the Parties mutually agree.

(c) Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates, if any, representing the shares of Company Common Stock to which such Form of Election relates (or customary affidavits and indemnifications regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election; provided that each such Form of Election covers all of the shares of Company Common Stock held by each such nominee, trustee or representative for a particular beneficial owner. Any share of Company Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Company Share. After a Cash Election or Stock Election has been validly made, any subsequent transfer of the shares of Company Common Stock as to which such election related shall automatically revoke such election.

(d) Parent and the Company shall publicly announce the anticipated date of the Election Deadline at least five Business Days prior to the anticipated date of the Company Stockholders’ Meeting. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election or Stock Election may be revoked or changed with respect to all or any portion of the shares of Company Common Stock subject thereto (but only in whole share amounts) by the holder who submitted the applicable Form of Election by such holder submitting to the Exchange Agent a written notice of such revocation or change; provided such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. In addition, if this Agreement is terminated in accordance with Article IX, all Cash Elections and Stock Elections shall automatically be revoked and Parent will instruct the Exchange Agent to return all Certificates and Book-Entry Shares submitted or transferred to the Exchange Agent pursuant to this Section 2.2. If a Cash Election or Stock Election is properly and timely revoked or changed with respect to any shares of Company Common Stock, the Certificate or Certificates or Book-Entry Shares, as the case may be, relating to such revoked or changed Form of Election shall be promptly returned to the holder or representative that submitted the same to the Exchange Agent, except to the extent (if any) a subsequent Cash Election and/or Stock Election is properly made with respect to any or all of the Book-Entry Shares or shares of Company Common Stock represented by any such Certificate or Certificates.

(f) The good faith determination of the Exchange Agent (or the joint good faith determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made, revoked or changed pursuant to this Section 2.2 and as to when Cash Elections, Stock Elections, revocations and changes were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of Election. Neither the Exchange Agent, Parent nor the Company shall be under any obligation to notify any Person of any defect in a Form of Election. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 2.3, and absent manifest error such computations shall be conclusive and binding on Parent, the Company and all holders of Company Common Stock. The Exchange Agent may, with the written agreement of Parent and the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), make any rules that are consistent with this Section 2.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and that shall be necessary or desirable to effect the Cash Elections and Stock Elections.

Section 2.3 Proration. Notwithstanding anything in this Agreement to the contrary:

(a) With respect to all shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the First Step Effective Time:

(i) a number of shares of Company Common Stock equal to a number, rounded up to the nearest whole number, equal to (A) (1) the Aggregate Cash Consideration minus (2) the aggregate Equity Award Consideration payable pursuant to this Article II, divided by (B) the Cash Consideration (such number of shares, the “Cash Conversion Number”) shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the remainder of the shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Parent Common Stock Consideration per share.

For purposes of this Agreement, “Aggregate Cash Consideration” means an amount equal to (x) 21,482,172 multiplied by (y) the Cash Consideration multiplied by (z) 45%.

(b) If the aggregate number of Cash Electing Company Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then:

(i) all Stock Electing Company Shares and all Non-Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share; and

(ii) the number of Cash Electing Company Shares of each stockholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be a number of shares, rounded up to the nearest whole number, equal to the product obtained by multiplying (A) the number of Cash Electing Company Shares of such stockholder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of each such holder’s Cash Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share.

(c) If the Cash Election Number is less than the Cash Conversion Number (such difference between the Cash Election Number and the Cash Conversion Number, the “Shortfall Number”), then:

(i) all Cash Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the Stock Electing Company Shares and the Non-Electing Company Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Company Shares, then (x) all Stock Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share and (y) the number of Non-Electing Company Shares of each stockholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be a number of shares, rounded up to the nearest whole number, equal to the product obtained by multiplying (1) the number of Non-Electing Company Shares of such stockholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Company Shares, and the remaining number of such holder’s Non-Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share; or

(B) if the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares, then (x) all Non-Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration and (y) the number of Stock Electing Company Shares of each stockholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be a number of shares, rounded up to the nearest whole number, equal to the product obtained by multiplying (1) the number of Stock Electing Company Shares of such stockholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares and the denominator of which is the aggregate number of Stock Electing Company Shares, and the remaining number of such holder’s Stock Electing Company Shares shall be converted into the right to receive the Parent Common Stock Consideration per share.

Section 2.4 Effect of the First Step Merger on Capital Stock of Merger Sub. At the First Step Effective Time, each share of Common Stock, no par value, of Merger Sub issued and outstanding immediately prior to the First Step Effective Time shall be converted into and become one fully paid share of common stock, par value $0.01 per share, of the First Step Surviving Corporation and constitute the only outstanding shares of capital stock of the First Step Surviving Corporation.

Section 2.5 Treatment of Company Equity Awards.

(a) As of the First Step Effective Time, each option to purchase shares of Company Common Stock or other right to purchase shares of Company Common Stock under any Company Equity Plan (each a “Company Option”), to the extent it is outstanding and unexercised immediately prior thereto, shall become fully vested as of the First Step Effective Time and shall by virtue of the First Step Merger and without any action on the part of any holder of any Company Option be automatically cancelled and the holder thereof will receive, as soon as reasonably practicable following the First Step Effective Time a cash payment (without interest) with respect thereto equal to the product of (i) the excess, if any, of the Cash Consideration over the exercise price per share of such Company Option and (ii) the number of shares of Company Common Stock issuable upon exercise of such Company Option (collectively, the “Option Consideration”). As of the First Step Effective Time, all Company Options, whether or not vested or exercisable, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration. The Option Consideration shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.3.

(b) Other than a Company RSU granted subsequent to the date of this Agreement in accordance with Schedule 6.1(b) of the Company Disclosure Schedule (which shall be treated in the manner set forth in Schedule 6.1(b) of the Company Disclosure Schedule), as of the First Step Effective Time, (i) each restricted stock unit granted under any Company Equity Plan (each a “Company RSU” and together with the Company Options, the “Company Equity Awards”) which is outstanding immediately prior thereto shall become fully vested as of the First Step Effective Time, (ii) each Company RSU shall by virtue of the First Step Merger and without any action on the part of any holder of any Company RSU be automatically cancelled, and the holder thereof will receive, as soon as reasonably practicable following the First Step Effective Time, a cash payment (without interest) with respect thereto equal to the product of (A) the aggregate number of shares of Company Common Stock subject to such Company RSU multiplied by (B) the Cash Consideration (collectively, the “RSU Consideration” and, together with the Option Consideration, the “Equity Award Consideration”) and (iii) all Company RSUs that are outstanding immediately prior thereto, whether or not vested, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the RSU Consideration. The RSU Consideration shall in all cases be paid in cash and shall not be subject to the proration contemplated by Section 2.3.

(c) As of the First Step Effective Time, each share of restricted stock granted under any Company Equity Plan (each a “Company Restricted Share”) which is outstanding immediately prior thereto shall, as of the First Step Effective Time, become fully vested and the restrictions with respect thereto shall lapse, and shall be treated as an outstanding share of Company Common Stock for purposes of this Article II.

(d) Payment of any cash amounts to be paid in respect of Company Equity Awards or Company Restricted Shares may be made through the Surviving Entity’s payroll.

Section 2.6 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the First Step Effective Time that are held by any holder who has not voted in favor of the Mergers and who is entitled, pursuant to Section 262 of the DGCL to demand and properly demands appraisal of such shares of Company Common Stock (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such share of Company Common Stock of such holder shall thereupon be deemed to be a Non-Electing Company Share for all purposes of this Agreement, unless such holder of Dissenting Shares shall thereafter otherwise make a timely Stock Election or Cash Election under this Agreement. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such holder’s right to dissent from the Mergers after the Election Deadline, each of such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the First Step Effective Time, the right to receive the Parent Common Stock Consideration or the Cash Consideration, or a combination thereof, as determined pursuant to the terms of this Agreement. The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

Section 2.7 Effect of the Second Step Merger on Capital Stock of the First Step Surviving Corporation. At the Second Step Effective Time, each share of Common Stock, par value $0.01 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Step Effective Time shall be cancelled and shall not be converted into limited liability company interests or other equity interests of the Surviving Entity. Immediately after the completion of the Second Step Merger, Parent shall own all of the issued and outstanding limited liability company interests or other equity interests of the Surviving Entity.

ARTICLE III

SURRENDER OF SHARES OF COMPANY COMMON STOCK FOR MERGER

CONSIDERATION

Section 3.1 Delivery of the Merger Consideration. Prior to the First Step Effective Time, Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Article III and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, an amount in cash and shares of Parent Common Stock (which shall be in non-certificated book entry form) sufficient to effect the conversion of each share of Company Common Stock (other than Excluded Shares and Dissenting Shares) into the applicable Merger Consideration pursuant to this Agreement. Parent agrees to make available to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.1(d) and any dividends or other distributions which a holder of Company Common Stock has the right to receive pursuant to Section 3.3). All such shares of Parent Common Stock and cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”. The cash in the Exchange Fund will be invested by the Exchange Agent as directed by Parent in money market funds or similar short-term liquid investments. The Exchange Fund shall not be used for any other purpose. Parent shall promptly replace or restore or shall cause the prompt replacement or restoration of the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments required under this Agreement. Nothing contained in this Section 3.1, and no investment losses resulting from investment of the funds deposited with the Exchange Agent, shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

Section 3.2 Exchange Procedures.

(a) Promptly after the First Step Effective Time, but in any event not more than five Business Days after the First Step Effective Time, Parent shall take all steps reasonably necessary to cause the Exchange Agent to mail to each holder of record of Non-Electing Company Shares as of immediately prior to the First Step Effective Time (each such holder, a “Non-Electing Company Holder”), subject to Section 2.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any Non-Electing Company Shares held by such Non-Electing Company Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in customary form and as Parent and the Company shall mutually agree) for return to the Exchange Agent and (ii) instructions for use in effecting the surrender of Certificate or Book-Entry Shares in exchange for the total amount of Merger Consideration that such Non-Electing Company Holder is entitled to receive in exchange for such holder’s Non-Electing Company Shares in the First Step Merger pursuant to this Agreement (including cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d), if any). Such instructions shall be reasonable and consistent with the provisions of this Agreement and shall be in customary form and upon customary terms for transactions similar to the First Step Merger; provided, however, that prior to the First Step Effective Time, Parent shall afford the Company a reasonable opportunity to review and comment on such transmittal materials and obtain the Company’s approval of such materials, which approval shall not be unreasonably withheld, conditioned or delayed. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, the appropriate Merger Consideration may be paid or issued, as appropriate, to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. From and after the First Step Effective Time, until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share representing Non-Electing Company Shares held by a Non-Electing Company Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Non-Electing Company Holder is entitled in exchange for such Non-Electing Company Shares as contemplated by Article II.

(b) Upon surrender by a Non-Electing Company Holder to the Exchange Agent of all Certificates representing such holder’s Non-Electing Company Shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Company Holder shall be entitled to receive as promptly as reasonably practicable in exchange therefor (and in any event within 10 Business Days following such surrender): (i) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Non-Electing Company Shares were converted in accordance with Article II, and all Certificates representing such Non-Electing Company Shares so surrendered shall be forthwith cancelled, and (ii) an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

(c) As of the First Step Effective Time, each Person who immediately prior thereto was a stockholder of the Company who properly made and did not revoke or change a Cash Election and/or a Stock Election shall be entitled to receive as promptly as reasonably practicable in exchange therefor (and in any event within 10 Business Days following the First Step Effective Time): (i) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered shares of Company Common Stock were converted in accordance with Article II, and all Certificates representing the shares of Company Common Stock so surrendered shall be forthwith cancelled, and (ii) an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to (A) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Common Stock to be paid pursuant to Section 2.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with Article II, plus (B) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3.

Section 3.3 Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the First Step Effective Time shall be paid to the holder of any unsurrendered shares of Company Common Stock until such shares of Company Common Stock are surrendered as provided in this Article III or Section 2.2(c). Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock (a) when any payment or distribution of a certificate representing any share(s) of Parent Common Stock is made to such holder pursuant to Section 3.2(b) or (c), all dividends and other distributions payable in respect of such Parent Common Stock with a record date after the First Step Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (b) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Common Stock with a record date after the First Step Effective Time but prior to surrender and with a payment date subsequent to such surrender. For purposes of dividends and other distributions in respect of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the First Step Merger shall be entitled to dividends and other distributions on or in respect of Parent Common Stock pursuant to the immediately preceding sentence as if issued and outstanding as of the First Step Effective Time.

Section 3.4 Transfer Books; No Further Ownership Rights in Shares. From and after the First Step Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. After the First Step Effective Time, the holders of shares of Company Common Stock shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of shares of Parent Common Stock issued in exchange therefor as provided herein or as otherwise provided by applicable Law. If, after the First Step Effective Time, any shares of Company Common Stock are presented to the Exchange Agent, the First Step Surviving Corporation or the Surviving Entity for any reason, they shall be canceled and exchanged as provided in Article II.

Section 3.5 Termination of Fund; No Liability. At any time following 12 months after the First Step Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent (a) shares of Parent Common Stock held by the Exchange Agent for payment of the Parent Common Stock Consideration and (b) cash held by the Exchange Agent for payment of Cash Consideration and cash payments in lieu of fractional shares of Parent Common Stock, in each case, for which the Exchange Agent shall not have been obligated to deliver to holders of shares of Company Common Stock pursuant to Section 3.2. Thereafter, holders of shares of Company Common Stock shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Laws), as general creditors of Parent with respect to the delivery of the Merger Consideration (including payment of cash in lieu of fractional shares of Parent Common Stock) upon due surrender of the Certificates or Book-Entry Shares held by such holders. None of Parent, the First Step Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law from and after the date that any such Law shall become applicable to the Merger Consideration.

Section 3.6 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, the First Step Surviving Corporation or the Surviving Entity on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such holder is entitled as determined and otherwise in accordance with Article II, together with any cash dividends and other distributions to which such holder is entitled pursuant to Section 3.3.

Section 3.7 Withholding Taxes. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Equity Awards such amounts as Parent or the Exchange Agent are required to deduct and withhold and remit to the appropriate Tax authority with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over on a timely basis to the appropriate Tax authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Equity Awards in respect of whom such deduction and withholding were made by Parent or the Exchange Agent. Any applicable Tax withholdings with respect to the consideration payable in respect of a Company Restricted Share first shall reduce the number of shares of Parent Common Stock, if any, payable in respect of such Company Restricted Share.

Section 3.8 Adjustments. Without limiting the other provisions of this Agreement, in the event that (a) the Company changes the number of shares of Company Common Stock issued and outstanding or (b) Parent changes the number of shares of Parent Common Stock issued and outstanding, in each case following the Capitalization Date but prior to the First Step Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Equity Award Consideration shall be equitably adjusted to reflect such change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such Company Disclosure Schedule relates, or another Section of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section of this Agreement or (b) the Company SEC Reports publicly available prior to the date of this Agreement (excluding (x) any disclosures set forth in any section of any such filings entitled “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto or incorporated by reference therein), it being understood that any matter disclosed in any such filings shall be deemed to be disclosed for purposes of this Article IV only to the extent that it is reasonably apparent on the face of such disclosure in such filing that such disclosure is applicable to a Section of this Article IV (other than, in each case, any matters required to be disclosed for purposes of Section 4.3 (Capitalization), which matters shall be specifically disclosed in Section 4.3 of the Company Disclosure Schedule), the Company hereby represents and warrants to Parent, Merger Sub and Successor Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its organization, and has the requisite corporate, limited liability company or similar organizational power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. A true and complete list of all of the Company’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by the Company or another Subsidiary, is set forth in Section 4.1 of the Company Disclosure Schedule. Except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than 2% of the outstanding stock of such company.

Section 4.2 Certificate of Incorporation; Bylaws.

(a) The Company has made available to Parent complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

(b) The Company has made available to Parent complete and correct copies of the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each of the Material Company Subsidiaries, each as amended to date (the “Subsidiary Documents”). Such Subsidiary Documents are in full force and effect. No Material Company Subsidiary is in material violation of any of the provisions of its Subsidiary Documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists exclusively of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share, none of which Preferred Stock is issued, outstanding or reserved for issuance as of the date of this Agreement. As of May 1, 2015 (the “Capitalization Date”), (i) 21,196,006 shares of Company Common Stock (inclusive of Company Restricted Shares) were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no such shares of Company Common Stock were held in treasury, (ii) no shares of Company Common Stock were held by Subsidiaries of the Company, and (iii) 286,166 shares of Company Common Stock were reserved for issuance pursuant to outstanding Company Options or Company RSUs granted under the Company incentive plans and agreements listed in Section 4.3(a) of the Company Disclosure Schedule (the “Company Equity Plans”), and 842,428 shares of Company Common Stock remained available for future issuance under the Company Equity Plans. Since the Capitalization Date through the date of this Agreement, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding Company Options, Company RSUs and other rights referred to above in this Section 4.3(a). Except as set forth in this Section 4.3 or Section 4.3(a) of the Company Disclosure Schedule, and other than Company Equity Awards or Company Restricted Shares issued in accordance with Schedule 6.1(b) of the Company Disclosure Schedule, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the

Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 4.3(a) of the Company Disclosure Schedule or for intercompany receivables and payables made in the ordinary course of business consistent with past practice, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no outstanding preemptive rights with respect to the Company Common Stock. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares or other equity interests are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature whatsoever.

(b) Except for Company Equity Awards or Company Restricted Shares issued in accordance with Schedule 6.1(b) of the Company Disclosure Schedule, the only shares of capital stock or warrants, options, convertible securities, exchangeable securities or other rights to acquire capital stock of the Company (or rights or benefits measured in whole or in part by the value of capital stock of the Company) that shall be issued or outstanding shall be shares of Company Common Stock, Company Options and Company RSUs representing in the aggregate not more than 21,482,172 Fully Diluted Share Equivalents. As used in this Agreement, “Fully Diluted Share Equivalents” means, at any time, the sum of (i) the number of issued and outstanding shares of Company Common Stock plus (ii) a number of shares of Company Common Stock equivalent to the quotient obtained by dividing (A) the aggregate Equity Award Consideration by (B) the Cash Consideration.

Section 4.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholders’ Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than receipt of the Company Stockholders’ Approval and the filing of the First Step Certificate of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent, Merger Sub and Successor Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exceptions”).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the Subsidiary Documents of any of the Material Company Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.5(b)(i)-(v) below, conflict with or violate in any material respect any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound, except for any such breaches, defaults, impairment, alterations, rights of termination, amendment, acceleration or cancellation, liens, encumbrances or other occurrences with respect to clause (iii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Securities Act and the Exchange Act; (ii) for the HSR Act; (iii) for requirements under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (iv) for the filing of the First Step Certificate of Merger, the Second Step Certificate of Merger, and appropriate documents with relevant authorities of other jurisdiction in which the Company or any Company Subsidiary is qualified to do business; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the First Step Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.6 Compliance; Permits.

(a) Except as disclosed in Section 4.6(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is in conflict with, or in violation of, nor, since June 30, 2012, received written notice of any conflict with or violation of, any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound, except for any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries hold all permits, franchises, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary for the operation of the business of the Company and its Subsidiaries (collectively, the “Company Permits”), except where the failure to hold such Company Permits would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of each of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since June 30, 2012, including (i) its Annual Reports on Form 10-K for the fiscal years ended June 30, 2012, June 29, 2013 and June 28, 2014, (ii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since June 30, 2012, (iii) all other reports or registration statements filed by the Company with the SEC since June 30, 2012, and (iv) all amendments and supplements to the foregoing filed by the Company with the SEC since June 30, 2012 (collectively, the “Company SEC Reports”). The Company SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is subject to ongoing SEC review. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC, other than as part of Company’s consolidated group. The Company is and has been since June 30, 2012 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports at the time filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and each fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments as permitted by GAAP. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, Grant Thornton LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) The Company has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that material information (both financial and non-financial) relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in Sarbanes-Oxley.

(d) The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. Since June 30, 2012 through the date of this Agreement, the Company has disclosed to the Company’s auditors and audit committee, to the extent required by Sarbanes-Oxley or the Exchange Act, and based upon the most recent evaluation of the principal executive officer and principal financial officer, (i) any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure regarding material weaknesses and fraud made by management to the Company’s auditors and audit committee from June 30, 2012 through the date of this Agreement. For purposes of this Agreement, a “significant deficiency” in controls means an internal control deficiency that adversely affects an entity’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with GAAP. A “significant deficiency” may be a single deficiency or a combination of deficiencies that results in more than a remote likelihood that a misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected. For purposes of this Agreement, a “material weakness” in internal controls means a significant deficiency, or a combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Schedule or in the Company SEC Reports filed with the SEC since June 28, 2014 and publicly available prior to the date of this Agreement, and except for the transactions contemplated hereby, since June 28, 2014 through the date of this Agreement, (a) the Company has conducted its business in the ordinary course consistent with past practice, (b) the Company has not amended its Certificate of Incorporation or Bylaws, (c) there has not occurred any event, occurrence, condition, change, development, set of facts or circumstances that has had or would reasonably be expected to have a Material Adverse Effect on the Company, and (d) there has not occurred any other action or event that would have required the consent of Parent pursuant to Section 6.1(a), (b), (d), (e)(i), (e)(ii), (f), (h), (k), (l), (m), (n) or (p) had such action or event occurred after the date of this Agreement.

Section 4.9 No Undisclosed Liabilities. Except as disclosed in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities (a) disclosed in the Company’s audited balance sheet (including any related notes thereto) as of June 28, 2014 included in the Company SEC Reports filed and publicly available prior to the date of this Agreement (the “Recent Company Balance Sheet”), (b) incurred since June 28, 2014 in the ordinary course of business consistent with past practice, (c) reasonably incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.10 Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a list of each contract, agreement, arrangement or other commitment other than those contracts, agreements, arrangements and other commitments that are Company Employee Plans or Non-U.S. Company Employee Plans, as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party or by which any of them is bound: (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K); (ii) pursuant to which the Company and its Subsidiaries will spend or receive (or are expected to spend or receive), in the aggregate, more than $1,000,000 during the current fiscal year, other than contracts, agreements, arrangements or other commitments with customers or suppliers of the Company or any of its Subsidiaries entered into in the ordinary course of business; (iii) that (A) prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in business anywhere in the world (including any agreement that restricts, in any material respect, the Company or any of its Subsidiaries from competing in any line of business or in any geographic area), other than prohibitions or restrictions on the use of confidential or proprietary information or on soliciting or hiring any Person, or (B) requires exclusive referrals of business or requires the Company or any of its Subsidiaries to offer specified products or services to their customers on a priority or exclusive basis, in each case of subclauses (A) and (B) other than contracts or agreements with sales representatives entered into in the ordinary course of business; (iv) (A) that is a mortgage, indenture, guarantee, loan or credit agreement, security agreement or other contract relating to indebtedness, the borrowing of money, deferred purchase price of property, extension of credit or (B) that is a letter of credit or guarantee outstanding as of March 28, 2015, in each case of subclauses (A) and (B) in excess of $100,000 (other than (1) accounts receivables and payables, (2) surety bonds entered into in the ordinary course of business or (3) unsecured loans to or among the Company or direct or indirect wholly owned Subsidiaries entered into in the ordinary course of business); (v) that is a financial hedging agreement or that involves or evidences similar trading activities; (vi) that involves any joint venture, partnership or similar joint ownership arrangement; (vii) that would obligate the Company or any of its Subsidiaries to file a registration statement under the Securities Act; (viii) that was entered into after June 30, 2012 and that involves acquisitions or dispositions, directly or indirectly (by merger or otherwise), of (A) capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or (B) assets (other than inventory or other materials acquired by the Company or its Subsidiaries in the ordinary course of business) or capital stock or other voting securities or equity interests of another Person or assets (other than products or services provided by the Company or any of its Subsidiaries) of the Company or any of its Subsidiaries for aggregate consideration in excess of $1,000,000 (including any continuing or contingent obligations of the Company or any of its Subsidiaries); (ix) other than with respect to the sale of products or services in the ordinary course of business, that grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or any of its Subsidiaries; (x) where the direct counterparty is a Governmental Authority (other than a state-owned enterprise) and pursuant to which the Company or its Subsidiaries will receive (or are expected to receive), in the aggregate, more than $250,000 during the current fiscal year, (xi) with or to a labor union, works council or guild (including any collective bargaining agreement), other than contracts, agreements, arrangements or other commitments that are not material to the Company or any Material Company Subsidiary; or (xii) under which the consequences of a default, nonrenewal, termination or reduction of purchases or sales thereunder would reasonably be expected to have a Material Adverse Effect on the Company (collectively, the “Company Material Contracts”). The Company has heretofore made available to Parent correct and complete copies of each Company Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of termination or written notice that it is in breach of or default under the terms of any Company Material Contract where such termination, breach or default would reasonably be expected to have a Material Adverse Effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exceptions.

Section 4.11 Absence of Litigation. Section 4.11 of the Company Disclosure Schedule sets for a list of all material (a) claims, actions, suits or proceedings pending, to the Knowledge of the Company, threatened and (b) to the Knowledge of the Company, all investigations or audits pending or threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority. As of the date of this Agreement, there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened and to the Knowledge of the Company, there are no investigations or audits pending or threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on the Company. As of the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority that would reasonably be expected to result in a liability that would have, individually or in the aggregate, in a Material Adverse Effect on the Company. As of the date of this Agreement, there are no SEC inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any officers, directors or employees of the Company.

Section 4.12 Registration Statement; Joint Proxy Statement. Subject to the accuracy of the representations and warranties of Parent, Merger Sub and Successor Sub in Section 5.12, none of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the registration statement to be filed with the SEC by Parent in connection with the Share Issuance (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in the joint proxy statement, in definitive form, relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the “Joint Proxy Statement”) will, on the dates first mailed to stockholders and at the times of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by the Company for inclusion in the Joint Proxy Statement (except for information relating solely to Parent) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or Successor Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

Section 4.13 Company Employee Plans; Employment Agreements.

(a) Section 4.13(a) of the Company Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), all material employee welfare benefit plans (as defined in Section 3(1) of ERISA) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, retention, change in control, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs or arrangements, written or otherwise, for the benefit of, or relating to, any employee or director of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company within the meaning of Sections 414(b) or 414(c) of the Code (an “ERISA Affiliate”), or any Subsidiary of the Company, as well as each material plan with respect to which the Company or an ERISA Affiliate could incur material liability, including, without limitation, liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (collectively, other than Non-U.S. Company Employee Plans, the “Company Employee Plans”). The Company has made available to Parent correct and complete copies of (i) each material Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), including the current plan document and all material amendments, summary plan description and any material modifications thereto, material trust agreements, material third party administration agreements, material investment advisor agreements, and Internal Revenue Service (“IRS”) determination and opinion letters, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 4.13(a), the term “material,” used with respect to any Company Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $150,000 with respect to such Company Employee Plan.

(b) Except as provided in Section 4980B of the Code, Part 6 of Title I of ERISA or any similar state or local Laws, (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, (ii) none of the Company Employee Plans is a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (iii) there have been no material non-exempt “prohibited transactions,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan; (iv) with respect to all Company Employee Plans, there have not been any violations of, or failures to comply with, the applicable requirements prescribed by any and all Laws (including ERISA and the Code) currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS, or Secretary of the Treasury) that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company, (v) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no Knowledge of any default or violation by any other party to, any of the Company Employee Plans; (vi) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (vii) all material contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (viii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, in each case, that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company; (ix) neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course); and (x) there is not, has not been and will not be any violation of the deduction limitations imposed by Section 162(m) of the Code pursuant to or in connection with any Company Employee Plan that would reasonably be expected have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or any of its Subsidiaries who holds, as of the Capitalization Date, (i) any Company Options, together with the number of shares of Company Common Stock subject to such Company Options, the exercise prices of such Company Options (to the extent determined as of the date of this Agreement), whether such Company Options are intended to qualify as an incentive stock options within the meaning of Section 422(b) of the Code (an “ISO”), and the expiration date of such Company Options; (ii) any other right, directly or indirectly, to acquire the Company Common Stock (including Company RSUs), together with the number of shares of the Company Common Stock subject to such right. Section 4.13(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights. The per share exercise price for each Company Option equaled or exceeded the fair market value of one share of the Company Common Stock on the date of grant.

(d) Section 4.13(d) of the Company Disclosure Schedule sets forth (i) all employment agreements with officers of the Company or any of its Subsidiaries that has material operations within the United States and (ii) all written agreements with individual consultants or employees obligating the Company or any of its Subsidiaries to pay an annual base salary in excess of $150,000 per agreement.

(e) With respect to each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), there have been no failures to operate such Company Employee Plan in compliance with or to have such Company Employee Plan in documentary compliance with the applicable provisions of Section 409A of the Code and the final regulations and other guidance promulgated thereunder (collectively, “Section 409A”), which such failures would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. With respect to each such Company Employee Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Section 409A and the regulations thereunder or is otherwise exempt from its application, all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Company Employee Plan to Section 409A. None of the Company or its Subsidiaries (x) have failed to report to any Governmental Authority any corrections made or Taxes due as a result of a failure to comply with Section 409A, which such failure would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company nor (y) have any material indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A or Section 280G of the Code.

(f) Except as would reasonably be expected to result in the Company or any of its Subsidiaries incurring any material liabilities, with respect to each material employee benefit plan maintained by the Company or its Subsidiaries outside the jurisdiction of the United States, or that covers any employee of the Company or one of its Subsidiaries who performs services outside of the United States (each such plan, a “Non-U.S. Company Employee Plans”): (i) such Non-U.S. Company Employee Plan has been established, maintained and administered in material compliance with its terms and all applicable Laws; (ii) to the extent required to be funded such Non-U.S. Company Employee Plan is fully funded, and with respect to all other Non-U.S. Company Employee Plans, adequate reserves therefore have been established on the accounting statements of the Company or the applicable Subsidiary; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Non-U.S. Company Employee Plans that has not been disclosed on Section 4.13(f) of the Company Disclosure Schedule.

(g) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

Section 4.14 Labor Matters.

(a) Except as disclosed in Section 4.14(a)(i) of the Company Disclosure Schedule, none of the employees of the Company or its Subsidiaries is, or during the last five years has been, represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization and neither the Company nor its Subsidiaries are party to any labor or collective bargaining agreement and no such agreement is being negotiated as of the date of this Agreement. Except as disclosed in Section 4.14(a)(i) of the Company Disclosure Schedule, there is not currently, and since June 30, 2012, there has not been, any union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There is not currently, nor has there been since July 1, 2014, any picketing, strikes, slowdowns, material work stoppages, other job actions or lockouts involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. Except as disclosed in Section 4.14(a)(ii) of the Company Disclosure Schedule, there are not currently any material complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are currently in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since June 30, 2012.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries: (i) are in material compliance with all applicable Laws respecting employment, employment practices, immigration matters, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) have withheld and reported all amounts required by applicable Law to be withheld and reported with respect to wages, salaries and other payments to employees; (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and in accordance with past practice). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, there are no pending, or to the Knowledge of the Company, threatened or reasonably anticipated actions or proceedings against the Company under any worker’s compensation policy or long-term disability policy.

Section 4.15 Title to Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and except as set forth in Section 4.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and defensible title to all of their properties and assets (other than the Company Owned Real Property, which is addressed in Section 4.17, and Intellectual Property, which is addressed in Section 4.20), free and clear of all liens, charges and encumbrances, except (a) liens for Taxes and other governmental charges not yet due and payable and other governmental charges and assessments being diligently contested in good faith by appropriate proceedings, (b) mechanics’, materialmen’s or similar statutory liens for amounts not yet due or being contested and (c) zoning restrictions, survey exceptions, easements, covenants, conditions, restrictions, rights of way and other such liens or imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all leases pursuant to which the Company or any of its Subsidiaries lease from others any material personal property are valid and effective in accordance with their respective terms, and there is not, to the Knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with or without notice or lapse of time, or both, would constitute a material default).

Section 4.16 Customer and Supplier Relations. The Company has not received any written notice and has no Knowledge to the effect that any of the Company’s 10 largest customers or 10 largest suppliers for the nine-month period ended March 31, 2015 intends to terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated by this Agreement or otherwise, except for such terminations or alterations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.17 Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or one or more of its Subsidiaries has good, valid and marketable and, to the extent recognized in the applicable jurisdiction, fee simple title to all real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”), free and clear of all liens, claims or encumbrances, other than (i) liens or encumbrances affecting the interest of the grantor of any easements benefiting the Owned Real Property, (ii) liens or encumbrances (other than liens or encumbrances securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the Owned Real Property to which they relate, (iii) zoning, building and other similar codes and regulations, (iv) any conditions that would be disclosed by a current, accurate survey or physical inspection, and (v) liens set forth in Section 4.17 of the Company Disclosure Schedule. As of the date of this Agreement, neither the Company nor any of its Subsidiaries (x) lease all or any part of the Owned Real Property or (y) has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any Owned Real Property. Section 4.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Owned Real Property as of the date of this Agreement.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses any real property (the “Company Leases”) is a valid and binding obligation on the Company or such Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions; (ii) there is no breach or default under any Company Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (iii) no event has occurred which, with or without notice, lapse of time or both, would constitute a violation of any Company Lease by the Company or any of its Subsidiaries; and (iv) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Company Lease has a good leasehold title to and valid leasehold interest in each parcel of real property which is subject to a Company Lease. Section 4.17 of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Leases in effect as of the date of this Agreement that have a term of 12 months or more.

Section 4.18 Taxes.

(a) Each of the Company and its Subsidiaries (together, the “Company Entities”) has timely filed with the appropriate Tax authorities all material income and other Tax Returns required to be filed by them, and, such Tax Returns are correct and complete in all material respects. All material Taxes of the Company Entities that have become due or payable have been fully and timely paid, or proper accruals pursuant to GAAP have been established in the Recent Company Balance Sheet with respect thereto (except for Taxes relating to events subsequent to the date thereof). There are no liens for any material Taxes (other than liens for Taxes not yet due and payable) on any of the assets of any of the Company Entities.

(b) Since June 30, 2012 through the date of this Agreement, none of the Company Entities has received from any foreign, federal, state, or local Tax authority any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Tax authority against any Company Entity exceeding the amount reserved on the face of, rather than in any notes thereto, the Recent Company Balance Sheet. Section 4.18(b) of the Company Disclosure Schedule lists all income, sales, and value-added Tax Returns, as well as all other material federal, state, local, and foreign Tax Returns, that are currently the subject of audit by a Tax authority.

(c) The Company has made available to Parent complete copies of all federal income Tax Returns filed since June 30, 2012, and all material examination reports and statements of deficiencies assessed against or agreed to by the Company Entities with respect to such federal income Tax Returns.

(d) Each Company Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to the appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(e) None of the Company Entities is a party to any Tax allocation, indemnity or sharing agreement (other than allocation or sharing agreements between or among two or more Company Entities only), and, since June 30, 2012, none of the Company Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax liability of any Person (other than another Company Entity that is a member of the consolidated federal income Tax group of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law.

(f) During the five-year period ending on the date of this Agreement, none of the Company Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) None of the Company Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) To the Company’s Knowledge, none of the Company Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(i) No claim has been made in the last five (5) years by a Taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction.

(j) Since June 30, 2012, neither the Company nor any Subsidiary has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).

(k) No gain recognition agreement has been entered into by either the Company or any Subsidiary and no private letter rulings or closing agreements have been obtained by either the Company or any Subsidiary that will have any effect on the Tax Returns, Tax positions or other filings of the Company or any Subsidiary subsequent to the Closing Date.

(l) The Company and each Subsidiary is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

Section 4.19 Environmental Matters. Except as set forth in Section 4.19 of the Company Disclosure Schedule:

(a) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries are and have for the last three years been in material compliance with all Environmental Laws and during the last three years, the Company and each of its Subsidiaries have obtained and hold, and are in and have been in compliance in all material respects with, all Company Permits issued pursuant to or required under Environmental Laws. For purposes of this Agreement, (i) “Environmental Laws” means all Laws applicable to the Company or its Subsidiaries relating to protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air) worker health and safety, public health and safety, or pollution, and all Laws related to Hazardous Substances and (ii) “Hazardous Substances” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum derived substance or waste, polychlorinated biphenyls, radioactive material, chemical liquids or solids, liquid or gaseous products, or any constituent of any of the foregoing, or any other material, substance or waste, which is governed by or subject to, or may serve as the basis for liability or standards of conduct under, any Environmental Law.

(b) Since June 30, 2012, neither the Company nor any of its Subsidiaries has received a written notice, report, order, directive, or other information regarding any actual or alleged material violation, investigation, claim or material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) arising under, any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance so as to give rise to any current or future material liability, including any material investigative, corrective or remedial obligation, under any Environmental Law. The term “Release” shall mean the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance.

(d) To the Knowledge of the Company, underground storage tanks do not exist at any property or facility currently owned or operated by the Company or any of its Subsidiaries, which would reasonably be expected to result in the Company incurring material liabilities.

(e) Neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, provided an indemnity that remains in effect, valid and enforceable regarding or otherwise becoming responsible for any materiel liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) of any other Person relating to Environmental Laws.

(f) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of its Subsidiaries (or any of their respective agents) has registered and provided all required notices for any products or materials, or constituents thereof, as required under all applicable Environmental Laws.

(g) Neither the Company, any of its Subsidiaries nor any of their respective predecessors has any material liability (contingent or otherwise) with respect to the presence or alleged presence of Hazardous Substances in any product or item.

(h) To the Knowledge of the Company, no facts, events or conditions relating to the facilities, properties or operations of the Company or any of its Subsidiaries that are owned by the Company or its Subsidiaries as of the date of this Agreement would reasonably be expected to give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other material liabilities pursuant to any Environmental Laws.

(i) The Company has made available to Parent true and correct copies of all environmental audits, assessments and reports and all other documents bearing on environmental, health or safety liabilities relating to the past or current operations, properties or facilities of the Company and its Subsidiaries (including without limitation the Company’s Owned Real Property), in each case, which were prepared for them or on their behalf.

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth a list of all material Intellectual Property owned by the Company or any of its Subsidiaries (such Intellectual Property, the “Company IP”). Section 4.20(a) of the Company Disclosure Schedule lists the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(b) Other than prior art referenced in patent applications or the prior art of which the Company and its patent counsel may have, during the ordinary course of prosecuting patents, become aware, the Company has no Knowledge of any facts, circumstances or information that would render any Company IP that is not an application invalid or unenforceable or would adversely affect any pending application for any registered Company IP. To the Knowledge of the Company, all Company IP has been filed and prosecuted in compliance in all material respects with all applicable laws and regulations. To the Knowledge of the Company, all necessary registration, maintenance and renewal fees in connection with each item of registered Company IP, that the Company elected in its sole discretion to maintain or renew, have been paid and all related necessary documents have been filed the United States or foreign jurisdictions, as the case may be, for the sole purposes of maintaining such Company IP.

(c) Section 4.20(c) of the Company Disclosure Schedule contains a list of (i) all contracts to which the Company has granted any Person exclusive rights or license to any Company IP (other than (A) end user license agreements entered into with end user customers of the Company in the ordinary course of business, (B) non-disclosure agreements, and (C) licenses pursuant to which the Company has granted rights to contractors or vendors to use Company IP for the sole benefit of the Company or its Subsidiaries) (collectively, “Company Out-Licenses”), and (ii) all contracts to which the Company is authorized to use any third party’s Intellectual Property, (other than (A) object code licenses of commercial off-the-shelf computer software under shrink-wrap or other non-negotiated agreements and (B) non-disclosure agreements) (collectively, “Company In-Licenses, and together with Out-Licenses, the “Company IP Rights Agreements”). Except for those matters that would not reasonably be expected to result in, individually or in the aggregate, any material liability of the Company or its Subsidiaries, taken as a whole, the Company is not in material breach of any Company IP Rights Agreements and to the Knowledge of the Company, no other party to any such Company IP Rights Agreements is in material breach thereof or has failed to perform thereunder. Except for those matters that would not reasonably be expected to result in, individually or in the aggregate, any material liability of the Company or its Subsidiaries, taken as a whole, there are no unresolved dispute between the Company and a third party regarding the scope of any Company IP Rights Agreement, or performance under such Company IP Rights Agreement, including with respect to any payments to be made or received by the Company thereunder.

(d) The Company or one of its Subsidiaries is the sole owner of all right, title and interest in and to the Company IP and is the sole and exclusive owner of all right, title and interest in and to, or to the Knowledge of the Company has a valid and continuing license to use all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries, in each case free and clear of liens, claims or encumbrances, except for such liens, claims, encumbrances or other imperfections of title, such as unreleased security interests, if any, as do not materially detract from the value of or materially interfere with the present use of the Company IP affected thereby. To the Knowledge of the Company the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, and the current operation of the Company’s and its Subsidiaries’ businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, any threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer or dispose of any Company IP. Except for those matters that would not reasonably be expected to result in, individually or in the aggregate, any material liability of the Company or its Subsidiaries, taken as a whole, since June 30, 2012, the Company has not received written notice of any such threatened claim, including any invitation to obtain a license, nor to the Knowledge of the Company are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, misappropriation, or other violation of any Intellectual Property of any Person, or challenging the ownership, use, validity or enforceability of any Company IP.

(e) To the Knowledge of the Company, no Person is infringing, violating, misappropriating or otherwise violating any Company IP, and, since June 30, 2012, neither the Company nor any of its Subsidiaries has made any such claims against any Person nor, to the Knowledge of the Company, is there (or has there been, since such date) any basis for such a claim.

(f) To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company (i) is in material violation of any employment contract, proprietary rights assignment agreement, non-disclosure agreement, non-competition agreement or any similar contract with any other party by virtue of such employee, consultant, or independent contractor being employed by, or performing services for, the Company or using trade secrets or proprietary information of any third party without permission; (ii) is party to any contract with any prior employer or other party that prohibits or otherwise restricts such employee in any respect from performing his or her current employment duties at the Company in any material respect, or (iii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company that is subject to any contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(g) To the Knowledge of the Company, no Trade Secret material to the current businesses of the Company or any of its Subsidiaries has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a confidentiality or non-disclosure agreement restricting the disclosure and use of the Trade Secret. The Company and its Subsidiaries have taken all reasonable steps to protect and preserve the confidentiality of all current material Trade Secrets of the Company and its Subsidiaries. Except as set forth on Section 4.20(g) of the Company Disclosure Schedule, to the Knowledge of the Company, all current and former employees and consultants of the Company and its U.S. Subsidiaries who (i) were first hired, employed or retained after June 30, 2012 and (ii) during their employment have for some period been primarily assigned to the “new product development” department of the Company have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in the Company and/or its U.S. Subsidiaries exclusive ownership of such Intellectual Property. To the Knowledge of the Company, no current or former director, officer, employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company IP. Neither the Company nor its Subsidiaries have disclosed or delivered to any third party, or authorized the disclosure or delivery to any escrow agent or other party of, any source code for any software included among the Company IP.

(h) For the purposes of this Agreement, “Intellectual Property” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (i) patents, patent applications, including any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (ii) trademarks, service marks, trade names trade dress rights, Internet domain names, and all other indicia of origin, and all registrations and applications therefor, including all goodwill associated with the foregoing; (iii) copyrights, whether registered or unregistered (including copyrights in computer software programs), and registrations and applications therefor; (iv) trade secrets, know-how and confidential and proprietary information, including unpatented invention disclosures and inventions (collectively, “Trade Secrets”); (v) software, databases and data, and related documentation; and (vi) all other intellectual property or industrial property rights.

Section 4.21 Product Warranty and Product Liability. To the Company’s Knowledge, there are no material liabilities with respect to the return, repair, replacement, performance or re-performance of products and/or services of the Company or its Subsidiaries which have not been adequately reserved for (in the aggregate) on the financial statements of the Company included in the Company SEC Reports filed and publicly available prior to the date of this Agreement. Except for those matters that would not reasonably be expected result in, individually or in the aggregate, any material liability of the Company or any of its Subsidiaries, since June 30, 2012, neither the Company’s nor its Subsidiaries’ products and services have been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all of the Company’s and its Subsidiaries’ products have been designed, manufactured and labeled and all of the Company’s and its Subsidiaries’ services have been performed so as to comply in all material respects with all industry and governmental standards and specifications and with all applicable Laws and orders currently in effect, and have received all material governmental approvals necessary to allow their sale and use.

Section 4.22 Insurance. As of the date of this Agreement, the material insurance policies (other than Company Employee Plans or Non-U.S. Company Employee Plans) currently maintained by the Company or any of its Subsidiaries (the “Policies”) are in full force and effect and collectively cover against the risks as are customary for companies of similar size in the same or similar lines of business. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with or without notice or the lapse of time, or both, would constitute such a material breach or default, or permit termination or modification, of any of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any of the Policies.

Section 4.23 Import and Export Control Laws. Since June 30, 2012, the Company and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with (i) all applicable U.S. import, export and re-export controls and all applicable sanction and trade restrictions, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, (ii) all other applicable import/export controls in other countries in which the Company and its Subsidiaries regularly conduct business, and (iii) the foreign exchange regulations of any jurisdiction in which the Company and its Subsidiaries regularly conduct business or to which the Company or any of its Subsidiaries is subject (collectively, “Company Import and Export Control Laws”). Without limiting the foregoing:

(a) since June 30, 2012, the Company and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all material export licenses, license exceptions and other consents, notices, waivers, approvals (including but not limited to any foreign exchange approvals), orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority of countries in which the Company or its Subsidiaries conduct business required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals and Company Import and Export Control Laws;

(c) no Export Approvals for the transfer of export licenses to Parent or the First Step Surviving Corporation are required;

(d) none of the Company, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or, since June 30, 2012, has conducted business in violation of applicable Law with (directly or, to the Knowledge of the Company, indirectly), a Person located in, or that otherwise has any operations in, or sales to, Iran, Sudan, Syria or North Korea;

(e) since June 30, 2012, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State;

(f) since June 30, 2012, none of the Company, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations; and

(g) the Company has established reasonable internal controls and procedures intended to ensure compliance with the Company Import and Export Control Laws, and has made available to Parent copies of any such written controls and procedures.

Section 4.24 Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries (including any of their respective officers and directors) nor, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ distributors or any other Persons acting on behalf of the Company or its Subsidiaries have (a) taken any action, directly or indirectly, which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions dated December 17, 1997, the UK Bribery Act 2010, or any other similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction in which the Company or any of its Subsidiaries conducts business (collectively, the “Anti-Corruption Laws”), (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. This representation specifically excludes any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. The Company has established reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws and has made available to Parent copies of any such written controls and procedures. To the Knowledge of the Company, there are no investigations or actions by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to a violation of the Anti-Corruption Laws pending or threatened.

Section 4.25 Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions applicable to the Company or any of its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issues, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to a violation of the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.26 Board Recommendation; Required Vote. The Board of Directors of the Company at a meeting duly called and held, by unanimous vote of all of the members of the Board of Directors of the Company, has (a) in all respects approved this Agreement and the transactions contemplated by this Agreement, including the Merger; (b) directed that this Agreement be submitted to a vote of stockholders entitled to vote thereon at a special meeting of stockholders; and (c) resolved to recommend that the stockholders of the Company adopt this Agreement (collectively, the “Company Board Recommendation”). The adoption of this Agreement by the affirmative vote of holders of more than 50% of all outstanding shares of Company Common Stock entitled to vote pursuant to the DGCL and the Company’s Certificate of Incorporation and Bylaws (the “Company Stockholders’ Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

Section 4.27 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinion of the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated (“Stifel”), to the effect that, as of the date of this Agreement and subject to various qualifications and assumptions set forth therein, the Merger Consideration to be received by the stockholders of the Company (other than holders of Excluded Shares and Dissenting Shares) is fair, from a financial point of view, to such stockholders, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the opinion will be delivered to Parent promptly after the execution of this Agreement solely for informational purposes and in connection with the preparation and filing of the Registration Statement.

Section 4.28 Brokers. No broker, finder or investment banker (other than Stifel) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and Stifel pursuant to which Stifel would be entitled to any payment relating to the transactions contemplated hereby.

Section 4.29 Certain Provisions of the DGCL Not Applicable. Assuming the accuracy of Parent’s representations and warranties in this Agreement, no state takeover Law, including Section 203 of the DGCL, will apply to the execution, delivery or performance of this Agreement, including the First Step Merger or the Company stockholder vote with respect thereto, or the other transactions contemplated hereby.

Section 4.30 Related Party Transactions. Except as disclosed in Sections 4.13(a), 4.13(c) or 4.30 of the Company Disclosure Schedule or the Company SEC Reports filed and publicly available prior to the date of this Agreement, no executive officer or director of the Company or any Company Subsidiary or any Person owning 10% or more of any capital stock of the Company (or any of such Person’s immediate family members or Affiliates or associates, as applicable) is a party to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) with or binding upon the Company or any Company Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned, used or held by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last 12 months. There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement.

Section 4.31 No Other Representations or Warranties. Except for the representations and warranties set forth in Article V, Parent, Merger Sub and Successor Sub have not made any representation or warranty, expressed or implied, as to Parent, Merger Sub or Successor Sub or as to the accuracy or completeness of any information regarding Parent, Merger Sub or Successor Sub furnished or made available to the Company and its representatives. The Company acknowledges that, except for the representations and warranties set forth in Article V, Parent, and Merger Sub and Successor Sub make no other representations or warranties (express or implied), and the Company is not relying on any representations or warranties of Parent or Merger Sub, except as set forth in Article V, and Parent, Merger Sub and Successor Sub each hereby disclaims any other representations and warranties made by themselves or any of their respective officers, directors, employees, agents, financial and legal advisors, or other representatives, with respect to the execution and delivery of this Agreement, the Share Issuance or any of the other transactions contemplated by this Agreement, notwithstanding the delivery of or disclosure to the Company or any of its representatives, any document or any other information with respect to one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, MERGER SUB AND SUCCESSOR SUB

Except as set forth in (a) the disclosure schedule of Parent delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”), with specific reference to the Section of this Agreement to which the information stated in such Parent Disclosure Schedule relates, or another Section of the Parent Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section of this Agreement or (b) the Parent SEC Reports publicly available prior to the date of this Agreement (excluding (x) any disclosures set forth in any section of any such filings entitled “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures About Market Risk” or any other disclosures contained or referenced therein regarding information, factors or risks that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto or incorporated by reference therein), it being understood that any matter disclosed in any such filings shall be deemed to be disclosed for purposes of this Article V only to the extent that it is reasonably apparent on the face of such disclosure in such filing that such disclosure is applicable to a Section of this Article V (other than, in each case, any matters required to be disclosed for purposes of Section 5.3 (Capitalization), which matters shall be specifically disclosed in Section 5.3 of the Parent Disclosure Schedule), Parent, Merger Sub and Successor Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Each of Parent, Merger Sub and Successor Sub is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate or limited liability company power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Each of Merger Sub and Successor Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement, and will have no assets, liabilities or obligations other than those contemplated by this Agreement.

(b) Each of Parent’s other Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its organization, and has the requisite corporate, limited liability company or similar organizational power and authority to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries, including each of Merger Sub and Successor Sub, is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. A true and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or ownership interests owned by Parent or another Subsidiary, is set forth in Section 5.1 of the Parent Disclosure Schedule. Except as set forth in Section 5.1 of the Parent Disclosure Schedule, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment and comprising less than 2% of the outstanding stock of such company.

Section 5.2 Certificate of Incorporation; Bylaws.

(a) Parent has made available to the Company complete and correct copies of its and Merger Sub’s respective Certificate of Incorporation and Bylaws and Successor Sub’s Subsidiary Documents, each as amended to date. Such Certificates of Incorporation and Bylaws and Subsidiary Documents are in full force and effect. Neither Parent nor Merger Sub nor Successor Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or Subsidiary Documents, as applicable.

(b) Parent has made available to the Company complete and correct copies of the Subsidiary Documents of each of its other material Subsidiaries, each as amended to date. Such Subsidiary Documents are in full force and effect. No such Parent Subsidiary is in material violation of any of the provisions of its Subsidiary Documents.

Section 5.3 Capitalization. The authorized capital stock of Parent consists exclusively of (a) 100,000,000 shares of Parent Common Stock and (b) 10,000 shares of Preferred Stock, $0.01 par value per share, none of which Preferred Stock is issued, outstanding or reserved for issuance as of the date of this Agreement. As of the Capitalization Date, (i) 26,327,885 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, 82,200 shares of which were held in treasury, (ii) no shares of Parent Common Stock were held by Subsidiaries of Parent, (iii) 2,291,349 shares of Parent Common Stock were reserved for issuance pursuant to stock options, shares of restricted stock or other similar rights granted under the Parent incentive plans and agreements listed in Section 5.3 of the Parent Disclosure Schedule (the “Parent Equity Plans”), and 308,651 shares of Parent Common Stock remained available for future issuance under the Parent Equity Plans, and (iv) 61,921 shares of Parent Common Stock were held of record by the Parent’s employee stock purchase plan. Since the Capitalization Date through the date of this Agreement, Parent has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding stock options, shares of restricted stock and other rights referred to above in this Section 5.3(a). Except as set forth in this Section 5.3 or Section 5.3 of the Parent Disclosure Schedule, and other than employee and director stock options, shares of restricted stock or other similar rights issued pursuant to the stockholder approved plans identified on Section 5.3 of the Parent Disclosure Schedule, there are no options, warrants, convertible securities or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 5.3 of the Parent Disclosure Schedule, there are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock or other equity interests of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no outstanding preemptive rights with respect to the Parent Common Stock. Except as set forth in Sections 5.1 and 5.3 of the Parent Disclosure Schedule, all of

the outstanding shares of capital stock or other equity interests of each of Parent’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares or other equity interests are owned by Parent or another Subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent’s voting rights, charges or other encumbrances of any nature whatsoever. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the First Step Effective Time will be, owned of record and beneficially by Parent directly. All the issued and outstanding limited liability interests or other equity interests of Successor Sub are, and as of the Second Step Effective Time will be, owned of record and beneficially by Parent.

Section 5.4 Authority Relative to this Agreement. Parent, Merger Sub and Successor Sub have all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholders’ Approval and the adoption or approval, as the case may be, of this Agreement by Parent in its capacity as the sole stockholder or member, as applicable, of Merger Sub and Successor Sub, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub and the consummation by Parent, Merger Sub and Successor Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent, Merger Sub and Successor Sub, and no other corporate proceedings on the part of Parent (other than, with respect to the Share Issuance, receipt of the Parent Stockholders’ Approval), Merger Sub (other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub) or Successor Sub (other than the approval of Agreement by Parent as the sole member of Successor Sub) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and Successor Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and Successor Sub, enforceable against each of Parent, Merger Sub and Successor Sub in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub does not, and the performance of this Agreement by Parent, Merger Sub and Successor Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Subsidiary Documents of Merger Sub or Successor Sub, (ii) assuming compliance with the matters referred to in Section 5.5(b)(i)-(v) below, conflict with or violate in any material respect any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties are bound, or (iii) result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair Parent’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Parent Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound, except for any such breaches, defaults, impairment, alterations, rights of termination, amendment, acceleration or cancellation, liens, encumbrances or other occurrences with respect to clause (iii) above that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent, Merger Sub and Successor Sub does not, and the performance of this Agreement by Parent, Merger Sub and Successor Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Securities Act and the Exchange Act; (ii) for the HSR Act; (iii) for requirements under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (iv) for the filing of the First Step Certificate of Merger, the Second Step

Certificate of Merger, and appropriate documents with relevant authorities of other jurisdictions in which Parent or any Parent Subsidiary is qualified to do business; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the issuance of Parent Common Stock or the Mergers, or otherwise prevent or materially delay Parent, Merger Sub or Successor Sub from performing their respective obligations under this Agreement, or would not otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.6 Compliance; Permits.

(a) Except as disclosed in Section 5.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in conflict with, or in violation of, nor, since December 31, 2012, received written notice of any conflict with or violation of, any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound, except for any such conflicts or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Parent and its Subsidiaries hold all permits, franchises, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities that are necessary for the operation of the business of Parent and its Subsidiaries (collectively, the “Parent Permits”), except where the failure to hold such Parent Permits would not have a Material Adverse Effect on Parent. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed all forms, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed by Parent with the SEC since December 31, 2012, including (i) its Annual Reports on Form 10-K for the fiscal years ended, December 31, 2012, December 31, 2013 and December 31, 2014, respectively, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since December 31, 2012, (iii) all other reports or registration statements filed by Parent with the SEC since December 31, 2012, and (iv) all amendments and supplements to the foregoing filed by Parent with the SEC since December 31, 2012 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (A) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, none of the Parent SEC Reports is subject to ongoing SEC review. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC, other than as part of Parent’s consolidated group. Parent is and has been since December 31, 2012 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Parent SEC Reports at the time filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates and was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and each fairly presents in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included therein were or are subject to normal and recurring year-end adjustments as permitted by GAAP. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, BDO USA, LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Parent has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are designed to provide reasonable assurance that material information (both financial and non-financial) relating to Parent and its Subsidiaries required to be disclosed by Parent in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sarbanes-Oxley with respect to such reports.

(d) Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) promulgated under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Since December 31, 2012 through the date of this Agreement, Parent has disclosed to Parent’s auditors or audit committee, to the extent required by Sarbanes-Oxley and the Exchange Act, and based upon the most recent evaluation of the principal executive officer and principal financial officer of Parent’s internal controls over financial reporting (i) any significant deficiencies (as defined in Section 4.7(d)) or material weaknesses (as defined in Section 4.7(d)) in the design or operation of internal controls which are reasonably likely to adversely affect in a material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has made available to the Company a summary of any such disclosure regarding material weaknesses and fraud made by management to Parent’s auditors and audit committee since December 31, 2012 through the date of this Agreement.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports filed with the SEC since December 31, 2014 and publicly available prior to the date of this Agreement, and except for the transactions contemplated hereby, since December 31, 2014 through the date of this Agreement, (a) Parent has conducted its business in the ordinary course consistent with past practice, (b) Parent has not amended its Certificate of Incorporation or Bylaws or (c) there has not occurred any event, occurrence, condition, change, development, set of facts or circumstances that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 5.9 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise, and whether due or to become due) except liabilities (a) disclosed in Parent’s audited balance sheet (including any related notes thereto) as of December 31, 2014 included in the Parent SEC Reports filed and publicly available prior to the date of this Agreement (the “Recent Parent Balance Sheet”), (b) incurred since December 31, 2014, in the ordinary course of business consistent with past practice, (c) reasonably incurred in connection with the transactions contemplated by this Agreement or (d) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.10 Material Contracts.

(a) Section 5.10(a) of the Parent Disclosure Schedule sets forth a list of each contract, agreement, arrangement or other commitment other than those contacts, agreements, arrangements and other commitments that are Parent Employee Plans, as of the date of this Agreement, to which Parent or any of its Subsidiaries is a party or by which any of them is bound that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) (collectively, the “Parent Material Contracts”). Parent has heretofore made available to the

Company correct and complete copies of each Parent Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b) Neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract. Neither Parent nor any of its Subsidiaries has received written notice of termination or written notice that it is in breach of or default under the terms of any Parent Material Contract where such breach or default would reasonably be expected to have a Material Adverse Effect on Parent. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exceptions.

Section 5.11 Absence of Litigation. As of the date of this Agreement, there are no claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened and to the Knowledge of Parent, there are no investigations or audits pending or threatened against Parent or any of its Subsidiaries, or any properties or rights of Parent or any of its Subsidiaries, before any court, arbitrator or other Governmental Authority that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Parent. As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority that would reasonably be expected to result in a liability that would have, individually or in the aggregate, a Material Adverse Effect on Parent. As of the date of this Agreement, there are no SEC inquiries or investigations or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officers, directors or employees of Parent.

Section 5.12 Registration Statement; Joint Proxy Statement. Subject to the accuracy of the representations and warranties of the Company in Section 4.12, none of the information supplied or to be supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Joint Proxy Statement, will, on the dates mailed to stockholders and at the times of the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information provided by Parent for the Registration Statement and the Joint Proxy Statement (except for information relating solely to the Company) will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub or Successor Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement.

Section 5.13 Labor Matters. Except as disclosed in Section 5.13 of the Parent Disclosure Schedule, none of the employees of Parent or its Subsidiaries is, or during the last five years has been, represented in his or her capacity as an employee of Parent or any of its Subsidiaries by any labor organization and neither Parent nor its Subsidiaries are party to any labor or collective bargaining agreement and no such agreement is being negotiated as of the date of this Agreement. Except as disclosed in Section 5.13 of the Parent Disclosure Schedule, there is not currently, and since June 30, 2012, there has not been, any union organization activity involving any of the employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened. There is not currently, nor has there been since July 1, 2014, any picketing, strikes, slowdowns, material work stoppages, other job actions or lockouts involving any of the employees of Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, there are not currently any complaints, charges or claims against Parent or any of its Subsidiaries pending or, to the Knowledge of Parent, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by Parent or any of its Subsidiaries, of any individual. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries are currently in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax.

Section 5.14 Taxes.

(a) Each of Parent and its Subsidiaries (together, the “Parent Entities”) has timely filed with the appropriate Tax authorities all material income and other Tax Returns required to be filed, and such Tax Returns are correct and complete in all material respects. There are no liens for any material Taxes (other than liens for Taxes not yet due and payable) on any of the material assets of any of the Parent Entities.

(b) Since December 31, 2014 through the date of this Agreement, none of the Parent Entities has received from any foreign, federal, state, or local Tax authority any written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Tax authority against any Parent Entity exceeding the amount reserved on the face of, rather than in any notes thereto, the Recent Parent Balance Sheet, except for those deficiencies that have been paid or otherwise resolved or that are being contested in good faith. Section 5.14(b) of the Parent Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns that are currently the subject of audit by a Tax authority.

(c) Parent has made available to the Company complete copies of all federal income Tax Returns filed since December 31, 2012, and all material examination reports and statements of deficiencies assessed against or agreed to by the Parent Entities with respect to such federal income Tax Returns.

(d) Each Parent Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to the appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign Law.

(e) None of the Parent Entities is a party to any Tax allocation, indemnity or sharing agreement (other than allocation or sharing agreements between or among two or more Parent Entities only), and, since December 31, 2012, none of the Parent Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any Tax liability of any Person (other than another Company Entity that is a member of the consolidated federal income Tax group of which the Company is the common parent under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law.

(f) During the five-year period ending on the date of this Agreement, none of the Parent Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) None of the Parent Entities has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) To the Parent’s Knowledge, none of the Parent Entities has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(i) Since December 31, 2012, neither the Company nor any Subsidiary has engaged in any transaction that, as of the date of this Agreement, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).

(j) Parent and each Subsidiary is in material compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(k) Successor Sub is treated, and has at all times during its existence been treated, as a disregarded entity for U.S. federal income tax purposes.

Section 5.15 Environmental Matters.

(a) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries are and have for the last three years been in material compliance with all applicable Environmental Laws and, during the last three years; except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have obtained and hold, and are in and have been in compliance in all material respects with, all Parent Permits issued pursuant to or required under Environmental Laws.

(b) Since December 31, 2012, neither Parent nor any of its Subsidiaries has received a written notice, report, order, directive, or other information regarding any actual or alleged material violation, or any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) arising under, any Environmental Law.

(c) Neither Parent nor any of its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility which is or has been contaminated by any Hazardous Substance so as to give rise to any material liability, including any material investigative, corrective or remedial obligation, under any Environmental Law.

(d) To the Knowledge of Parent, underground storage tanks do not exist at any property or facility currently owned or operated by Parent or any of its Subsidiaries, which would reasonably be expected to result in Parent or any of its Subsidiaries incurring material liabilities.

(e) Neither Parent nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, undertaken, or provided an indemnity which remains in effect, valid, or enforceable with respect to any material liability (contingent or otherwise, and including any material investigative, corrective or remedial obligation) of any other Person relating to Environmental Laws.

(f) Except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and each of its Subsidiaries (or any of their respective agents) has registered and provided all required notices for any products or materials, or constituents thereof, as required under all applicable Environmental Laws.

(g) Parent has made available to the Company true and correct copies of all environmental audits, assessments and reports and all other documents bearing on environmental, health or safety liabilities relating to the past or current operations, properties or facilities of Parent and its Subsidiaries, in each case, which were prepared for them or on their behalf.

Section 5.16 Product Liability. Except for those matters that would not reasonably be expected to result in, individually or in the aggregate, any material liability on Parent or any of its Subsidiaries, since June 30, 2012, neither Parent’s nor its Subsidiaries’ products and services have been the subject of any broad-based (i.e., excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, all of Parent’s and its Subsidiaries’ products have been designed, manufactured and labeled and all of Parent’s and its Subsidiaries’ services have been performed so as to comply in all material respects with all industry and governmental standards and specifications and with all applicable Laws and orders currently in effect, and have received all material governmental approvals necessary to allow their sale and use.

Section 5.17 Import and Export Control Laws. Since December 31, 2012, Parent and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with (i) all applicable U.S. import, export and re-export controls and all applicable sanction and trade restrictions, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations, (ii) all other applicable import/export controls in other countries in which Parent and its Subsidiaries regularly conduct business, and (iii) the foreign exchange regulations of any jurisdiction in which Parent and its Subsidiaries regularly conduct business or to which Parent or any of its Subsidiaries is subject (“Parent Import and Export Control Laws”). Without limiting the foregoing:

(a) since December 31, 2012, Parent and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all Export Approvals;

(b) there are no pending or, to the Knowledge of Parent, threatened claims against Parent or any of its Subsidiaries with respect to such Export Approvals and Parent Import and Export Control Laws;

(c) no Export Approvals for the transfer of export licenses to Parent or the First Step Surviving Corporation are required;

(d) none of Parent, its Subsidiaries or any of their respective Affiliates is a party to any contract or bid with, or, since June 30, 2012, has conducted business in violation of applicable Law with (directly or, to the Knowledge of Parent, indirectly), a Person located in, or that otherwise has any operations in, or sales to, Iran, Sudan, Syria or North Korea;

(e) since December 31, 2012, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that Parent or any of its Subsidiaries was not in compliance in any material respect with any applicable Laws relating to the export of goods and services to any foreign jurisdiction against which the United States maintains sanctions or export controls, including applicable regulations of the United States Department of Commerce and the United States Department of State;

(f) since December 31, 2012, none of Parent, its Subsidiaries or any of their respective Affiliates has made any voluntary disclosures to, or has been subject to any fines, penalties or sanctions from, any Governmental Authority regarding any past import or export control violations; and

(g) Parent has established reasonable internal controls and procedures intended to ensure compliance with the Parent Import and Export Control Laws, and has made available to Parent copies of any such written controls and procedures.

Section 5.18 Anti-Corruption Laws. Neither Parent nor any of its Subsidiaries (including any of their respective officers and directors) nor, to the Knowledge of Parent, any of Parent’s or its Subsidiaries’ distributors or any other Persons acting on behalf of Parent or its Subsidiaries have (a) taken any action, directly or indirectly, which would cause it to be in violation of the Anti-Corruption Laws, (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (c) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. This representation specifically excludes any of the foregoing which is no longer subject to potential claims of violation as a result of the expiration of the applicable statute of limitations. Parent has established reasonable internal controls and procedures intended to ensure compliance with the Anti-Corruption Laws and has made available to the Company copies of any such written controls and procedures. To the Knowledge of Parent, there are no investigations or actions by or before any Governmental Authority involving Parent or any of its Subsidiaries with respect to a violation of the Anti-Corruption Laws pending or threatened.

Section 5.19 Money Laundering Laws. The operations of Parent and its Subsidiaries are and have been conducted, in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws and no action by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to a violation of the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

Section 5.20 Opinion of Financial Advisor. The Board of Directors of Parent has received the written opinion of Parent’s financial advisor, Jefferies LLC, to the effect that, as of the date of such opinion, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to Parent, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A true and complete copy of the opinion will be delivered to the Company after the date of this Agreement solely for informational purposes and in connection with the preparation and filing of the Joint Proxy Statement.

Section 5.21 Brokers.

No broker, finder or investment banker (other than Jefferies LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 5.22 Financing.

(a) Parent has delivered to the Company a true, correct and complete copy of the fully executed commitment letter, dated May 3, 2015, executed by Parent and Bank of America, N.A. and all fee and engagement letters associated therewith (such commitment letter and related terms sheets (with all pricing terms redacted (none of which redacted provisions will adversely affect the availability of, or impose conditions on, the availability of the Debt Financing at the Closing)), together with all annexes, exhibits, schedules and attachments thereto and each such fee letter, in each case, as amended or otherwise modified only to the extent permitted by this Agreement, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, the Financing Sources have committed to lend the aggregate principal amounts set forth therein on the terms set forth therein to Parent for the purpose of financing the transactions contemplated by this Agreement (the “Debt Financing”).

(b) As of the date of this Agreement, the Debt Commitment Letter (including the commitments and obligations set forth therein) is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended, supplemented or modified, in each case, in any respect. The Debt Commitment Letter, in the form so delivered to the Company, is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent as of the date of this Agreement, the other party or parties thereto, subject to the Bankruptcy and Equity Exceptions. There are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters relating to the Debt Financing between Parent, Merger Sub and Successor Sub, on the one hand, and the provider or providers of the Debt Financing, on the other hand, in each case, that have been provided to the Company pursuant to Section 5.22(a)). As of the date of this Agreement, no amendment, restatement, withdrawal, termination or other modification of the Debt Commitment Letter is contemplated. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Merger Sub, Successor Sub or any of their Affiliates under any term, or a failure of any condition, of the Debt Commitment Letter or that would permit the Financing Sources party thereto to terminate, or to not make the initial funding of the Debt Financing at or prior to the Closing upon satisfaction of all conditions thereto set forth in, in each case, the Debt Commitment Letter. Except as set forth in the Debt Commitment Letter, there are no: (i) conditions precedent to the respective obligations of the Financing Sources specified in the Debt Commitment Letter to fund the full amount of the Debt Financing at or prior to the Closing; or (ii) contractual contingencies under any agreements, side letters or arrangements relating to the Debt Financing to which any of Parent, Merger Sub or any of their respective Affiliates is a party that would permit the Financing Sources specified in the Debt Commitment Letter to reduce the total amount of the Debt Financing, or that would materially and adversely affect the availability to Parent of the Debt Financing at or prior to the Closing. As of the date of this Agreement, Parent has no reason to believe that any of the conditions precedent to the closing of the Debt Financing will not be satisfied, or that the Debt Financing will not be made available to the Parent, in each case, at or prior to the Closing. Parent has fully paid, or caused to be fully paid, any and all commitment and other fees required by the terms of the Debt Commitment Letter that are payable on or prior to the date of this Agreement.

(c) Parent, Merger Sub and Successor Sub will have, as of the time of the satisfaction of the conditions to effect the First Step Merger under Section 8.1 and Section 8.3 (or as of the time that the conditions to effect the First Step Merger under Section 8.1 and Section 8.3 would have been satisfied, if not primarily for the lack of the Financing or any action or inaction by Parent, Merger Sub or Successor Sub done in bad faith), sufficient funds (and the net cash proceeds of the Debt Financing, together with cash and cash equivalents available to Parent, will be sufficient) to permit Parent, Merger Sub and Successor Sub to take all of the following actions in accordance with this Agreement (such funds are referred to herein collectively as the “Required Amount”): (i) to consummate the Mergers and all other transactions contemplated by this Agreement; (ii) to pay all fees, costs and expenses of Parent, Merger Sub and Successor Sub incurred in connection with the Mergers and all other transactions contemplated by this Agreement, including payment of all amounts under Article II and Article III of this Agreement; and (iii) to fully satisfy and repay all of the outstanding indebtedness of the Company and its Subsidiaries to the extent such indebtedness is required to be satisfied or repaid in connection with the consummation of the Mergers (collectively, the “Financing”).

Section 5.23 Board Recommendation; Required Vote.

(a) The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote of all of the members of the Board of Directors of Parent has (i) in all respects approved the issuance of shares of Parent Common Stock in connection with the First Step Merger pursuant to this Agreement (the “Share Issuance”); (ii) resolved to recommend that the stockholders of Parent approve the Share Issuance; and (iii) directed that the proposed Share Issuance be submitted to stockholders of Parent for consideration in accordance with this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way (collectively, the “Parent Board Recommendation”). The affirmative vote in favor of approval of the Share Issuance of a majority of the votes cast at the Parent Stockholders’ Meeting by the holders of shares of Parent Common Stock entitled to vote in accordance with the DGCL and Parent’s Certificate of Incorporation and Bylaws (the “Parent Stockholders’ Approval”) is the only vote of the holders of capital stock of Parent necessary to approve the transactions contemplated by this Agreement.

(b) The Board of Directors of Merger Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the First Step Merger, are advisable, fair to and in the best interests of the stockholders of Merger Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the First Step Merger; (iii) directed that this Agreement be submitted to Parent, as the sole stockholder of Merger Sub, for adoption; and (iv) resolved to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, which will occur immediately following the execution and delivery of this Agreement in accordance with Section 7.2(b), is the only vote of the holders of capital stock of Merger Sub necessary to approve the transactions contemplated by this Agreement.

(c) The Board of Managers of Successor Sub, by unanimous written consent, has (i) determined that this Agreement and the transactions contemplated hereby, including the Second Step Merger, are advisable, fair to and in the best interests of the sole member of Successor Sub; (ii) declared advisable and in all respects approved this Agreement, and the transactions contemplated by this Agreement, including the Second Step Merger; (iii) directed that this Agreement be submitted to Parent, as the sole member of Successor Sub, for adoption; and (iv) resolved to recommend that Parent, as the sole member of Successor Sub, approve and adopt this Agreement, which resolutions as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The adoption of this Agreement by Parent, as the sole member of Successor Sub, which will occur immediately following the execution and delivery of this Agreement in accordance with Section 7.2(b), is the only vote of the holders of capital stock of Successor Sub necessary to approve the transactions contemplated by this Agreement.

Section 5.24 Purchases of Company Common Stock. Neither Parent nor any of its Subsidiaries is the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act) of any shares of Company Common Stock or other securities exercisable or convertible into shares of Company Common Stock, other than shares of Company Common Stock which may be acquired pursuant to the First Step Merger.

Section 5.25 Related Party Transactions. Except as disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, no executive officer or director of Parent or any Parent Subsidiary or any Person owning 10% or more of any capital stock of Parent (or any of such Person’s immediate family members or Affiliates or associates, as applicable) is a party to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) with or binding upon Parent or any Parent Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned, used or held by Parent or any Parent Subsidiary or has engaged in any transaction with any of the foregoing within the last 12 months. There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement.

Section 5.26 Parent Lock-Up Agreements and Voting Agreement. Complete and correct copies of each of the Parent Lock-Up Agreements and the Parent Voting Agreement have been made available to the Company. Each of the Parent Lock-Up Agreements and the Parent Voting Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery of the same by each counterparty, constitutes a legal, valid and binding obligation of Parent and such party or parties enforceable against Parent and such party or parties in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Each of the Parent Lock-Up Agreements and the Parent Voting Agreement is in full force and effect.

Section 5.27 No Other Representations or Warranties. Except for the representations and warranties set forth in Article IV, the Company has not made any representation or warranty, expressed or implied, as to the

Company or as to the accuracy or completeness of any information regarding the Company provided or made available to Parent and its representatives. Parent, Merger Sub and Successor Sub acknowledge that, except for the representations and warranties set forth in Article IV, the Company makes no other representations or warranties (express or implied), and neither Parent, Merger Sub nor Successor Sub is relying on any representations or warranties of the Company, except as set forth in Article IV, and the Company hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors, or other representatives, with respect to the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement, notwithstanding the delivery of or disclosure to Parent, Merger Sub or Successor Sub or any of their respective representatives, any document or any other information with respect to one or more of the foregoing.

ARTICLE VI CONDUCT OF BUSINESS PENDING THE FIRST STEP MERGER

Section 6.1 Conduct of Business by the Company Pending the First Step Merger. The Company covenants and agrees that, except as set forth in Section 6.1 of the Company Disclosure Schedule, expressly contemplated or required by this Agreement, or required by the Law during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, in all material respects, conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, key employees and key consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations, and the Company and its Subsidiaries shall not take any actions which would reasonably be expected to materially interfere with or delay the consummation of the Mergers or otherwise breach this Agreement. By way of amplification and not limitation, except as set forth in Section 6.1 of the Company Disclosure Schedule, expressly contemplated or required by this Agreement, or required by Law, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, directly or indirectly do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend the Certificate of Incorporation, Bylaws or Subsidiary Documents of the Company or any of its Subsidiaries, except as may be required by Law or the regulations of the SEC or NASDAQ;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company or any of its Subsidiaries, except (i) for the issuance of shares of Company Common Stock issuable pursuant to Company Equity Awards listed in Section 4.13(c) of the Company Disclosure Schedule in accordance with their terms or (ii) to the extent set forth in Section 6.1(b) of the Company Disclosure Schedule;

(c) transfer, license, sell, lease, pledge, allow to lapse or expire, lease, mortgage, dispose of or otherwise encumber or subject to any lien any properties, rights or assets of the Company or any of its Subsidiaries, including the capital stock or other equity interest in any Subsidiary of the Company, except for (i) sales of inventory in the ordinary course of business and in a manner consistent with past practice, (ii) transfers among the Company and its Subsidiaries and (iii) dispositions of obsolete or worthless assets;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend or make advances to the Company or any other wholly owned Subsidiary of the Company, (ii) adjust, split, combine, subdivide or reclassify any of the Company’s capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, (iii) purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of the Company’s securities or any securities of the Company’s Subsidiaries, including shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, except in the case of this clause (iii) as may be necessary to effect “cashless exercises” of Company Equity Awards to the extent consistent with the Company’s past practice, the Company Equity Plans and the terms of such Company Equity Awards as of the date of this Agreement;

(e) (i) authorize or announce an intention to authorize, or enter into any agreements to acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) repurchase, prepay or incur any indebtedness for borrowed money (other than pursuant to the Company’s existing credit facilities or in the ordinary course of business consistent with past practice), issue any debt securities, assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person or make any loans or advances (other than loans or advances to, from or among direct or indirect wholly owned Subsidiaries or surety bonds or letters of credit issued in the ordinary course of business in connection with customer or supplier contracts, consistent with past practice), (iii) enter into, amend, modify, renew or terminate (other than in accordance with its terms) any contract or agreement that is or would constitute a Company Material Contract, except for amendments, modifications or renewals of contracts or agreements with customers, suppliers or distributors entered into or terminations made in the ordinary course of business consistent with past practice (provided, however, that Parent’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any of the actions described in this subsection (e)(iii), unless such action would be restricted under another subsection of this Section 6.1); or (iv) authorize any capital expenditures or purchase of fixed assets or real property which are, in the aggregate, in excess of the amount set forth in Section 6.1(e) of the Company Disclosure Schedule;

(f) except to the extent required by any Company Employee Plan or Non-U.S. Company Employee Plan in effect as of the date of this Agreement or expressly contemplated by the terms of this Agreement, directly or indirectly (i) increase in any manner the compensation or benefits of any current or former employees, officers, directors, consultants or independent contractors of the Company or any of its Subsidiaries, other than increases in compensation or benefits made in the ordinary course of business consistent with past practice, (ii) pay any severance, retention or retirement benefits to any current or former employees, directors, consultants or independent contractors of the Company or any of its Subsidiaries other than such benefits in the ordinary course of business consistent with past practice, (iii) accelerate the vesting of, or the lapsing of forfeiture restrictions or conditions with respect to, or otherwise amend any equity or equity-based awards, (iv) establish or cause the funding of any “rabbi trust” or similar arrangement, (v) establish, adopt, amend or terminate any arrangement that would be a Company Employee Plan or Non-U.S. Company Employee Plan if in effect on the date of this Agreement, other than amendments, renewals and other changes that are, in any such case, immaterial and in the ordinary course of business consistent with past practice, (vi) hire, promote or terminate any employee, officer, director, consultant or independent contractor of the Company or any Company Subsidiary, in each case other than in the ordinary course of business consistent with past practice, or (vii) enter into, amend, alter, adopt, implement or otherwise make any commitment to do any of the foregoing, except (X) as may be necessary or appropriate to effect the treatment of Company Equity Awards contemplated by Section 2.5, (Y) as required pursuant to applicable Law or (Z) as required pursuant to the terms of the agreements set forth on Section 6.1(f) of the Company Disclosure Schedule (correct and complete copies of which have been made available to Parent);

(g) issue any broadly distributed communication relating to the Mergers, the other transactions contemplated by this Agreement or the operation of the Company following consummation of the Mergers, in each case, to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except (i) as may be necessary to comply with applicable Law or the rules and policies of NASDAQ, or (ii) as permitted by Section 6.2 or Section 7.6;

(h) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be necessary to comply with applicable Law or conform to changes in regulatory accounting requirements or GAAP;

(i) make any election concerning Taxes or Tax Returns, other than an election made on a prior Tax Return of any of the Company Entities, change any election concerning Taxes and Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice, or (ii) settle any litigation, other than the settlement of litigation in a manner (A) consistent with past practice, (B) not providing significant non-monetary relief and (C) not providing for monetary relief payable by the Company or any of its Subsidiaries in excess of $150,000, individually, or $500,000 in the aggregate;

(k) make any change in any Tax or accounting methods or systems of internal accounting controls, except as may be necessary to conform to changes in applicable Law, regulatory accounting requirements or GAAP;

(l) amend , terminate or allow to lapse any material Company Permits, in a manner that adversely impacts in any material respect the ability to conduct its business;

(m) announce, implement or effect any material reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries unless the Company provides written notice to Parent of the Company’s intent to announce, implement or effect any such material termination at least 10 Business Days prior thereto and provides Parent the opportunity to consult with the Company regarding such material termination;

(n) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than mergers, consolidations, restructurings or reorganizations exclusively among wholly owned Subsidiaries of the Company);

(o) fail to use commercially reasonable efforts to maintain in full force and effect insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(p) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract, agreement, arrangement or other commitment with respect to any joint venture, strategic partnership or alliance;

(q) abandon, encumber, convey title (in whole or part), exclusively license or grant any right or other licenses to Company IP that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice; or

(r) take, or agree in writing or otherwise resolve to take, any of the actions described in Section 6.1(a)-(q) above, or knowingly take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

Section 6.2 Go-Shop; No Solicitation.

(a) Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and continuing until 11:59 p.m. New York City time on the date which is 45 Business Days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees and any investment bankers, financial advisors, attorneys, accountants or other representatives retained by the Company or its Subsidiaries (the “Company Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage any offer, proposal or inquiry relating to, or any third party indication of interest in, any Competing Proposal from one or more Persons, including by way of contacting third parties or public disclosure and by way of providing access to non-public information regarding, and affording access to the business, properties, assets, books, records and personal of the Company and its Subsidiaries, to any Person (each, a “Solicited Person”) pursuant to an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement; provided that the Company shall promptly (and in any event within 48 hours) provide to Parent all non-public information concerning the Company or its Subsidiaries delivered or made available to any Solicited Person to the extent such materials and information were not previously furnished or made available to Parent; and (ii) enter into and participate in discussions or negotiations regarding, and take any other action to encourage or facilitate any inquiries or the making of any offer or proposal that constitutes or would be reasonably likely to lead to, a Competing Proposal. Within one Business Day following the Go-Shop Period End Date, the Company shall notify Parent in writing of the material terms and conditions of any Competing Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof.

(b) Except as expressly permitted by this Section 6.2, at 12:01 a.m. New York City time, on the day immediately following the Go-Shop Period End Date, the Company shall (i) immediately cease any activities permitted by Section 6.2(a) and any discussions or negotiations with any Person (other than Parent or any Excluded Party or any of their respective representatives or Affiliates) that are ongoing as of the Go-Shop Period End Date and that relate to a possible Competing Proposal, and (ii) terminate access to any physical or electronic data rooms relating to a possible Competing Proposal.

(c) Except as expressly contemplated by Section 6.2, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall not, and the Company shall cause its Subsidiaries and the Company Representatives not to, directly or indirectly through any Person, (i) solicit, initiate, facilitate or respond to, including by way of furnishing non-public information, any inquiries regarding or relating to, or the submission of, any Competing Proposal; (ii) engage or participate in any discussions or negotiations, furnish to any Person any information or data relating to the Company or its Subsidiaries or provide access to any of the properties, books, records or employees of the Company or its Subsidiaries, in each such case regarding or in a manner intending to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal; provided that, in the case of the foregoing clauses (i) and (ii), the Company may respond to an unsolicited inquiry or proposal by informing the applicable third party that the Company has entered into this Agreement and is subject to the restrictions set forth in this Agreement; (iii) enter into any letter of intent, memorandum of understanding, term sheet, agreement in principle, acquisition agreement, option agreement, merger agreement or other similar agreement or commitment with respect to any Competing Proposal (an “Alternative Acquisition Agreement”) or agree to, approve, endorse or resolve to recommend or approve any Competing Proposal; (iv) release any third party from, or waive any provisions of, any confidentiality or “standstill” or similar agreement in favor of the Company; or (v) take any action to exempt any third party from the restrictions set forth in Section 203 of the DGCL or otherwise cause such restrictions not to apply to any third party.

(d) Notwithstanding the limitations set forth in Section 6.2(c), if at any time on or after the date of this Agreement and prior to the receipt of the Company Stockholders’ Approval, the Company (or any of the Company Representatives) receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is inconsistent with, this Section 6.2) that constitutes or the Board of Directors of the Company reasonably believes could be expected to result in a Superior Proposal, then the Company may (i) furnish non-public information to the third party making such Competing Proposal, if and only if, (A) prior to so furnishing such information, the Company and such third party execute a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and that does not contain any provision calling for any exclusive right to negotiate with such Person or prohibiting the Company from satisfying its obligations under this Agreement, and (B) the Company provides to Parent any non-public information concerning the Company or its Subsidiaries that is provided or made available to any such third party (or its representatives) which had not previously been provided or made available to Parent within 48 hours after the Company provides or makes such non-public information available to such third party; and (ii) engage in discussions or negotiations with such third party with respect to the Competing Proposal; provided that within 48 hours following the Company taking such actions as described in clauses (i) or (ii) above, the Company shall provide written notice to Parent of such Competing Proposal; provided further that (x) such notice to Parent shall identify the Person making, and indicate in reasonable detail the terms and conditions of, such Competing Proposal, and (y) thereafter, the Company shall provide to Parent, within 48 hours, copies of any proposed Alternative Acquisition Agreements received in connection with such Competing Proposal (including any material amendments or modifications thereto). Promptly upon Parent’s written request (which may be made via e-mail), the Company shall keep Parent reasonably informed of the status and details of any Competing Proposal.

(e) For the avoidance of doubt, after the Go-Shop Period End Date until the receipt of the Company Stockholders’ Approval at the Company Stockholders’ Meeting, the Company may continue to take any of the actions described in Section 6.2(d) (subject to the limitations and obligations set forth herein) with respect to any bona fide written proposals or offers regarding any Competing Proposal submitted by a Solicited Person on or before the Go-Shop Period End Date if the Board of Directors of the Company believes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an “Excluded Party”); provided, that an Excluded Party shall cease to be an Excluded Party if such Person shall have delivered to the Company written notice that it is no longer contemplating consummating a Competing Proposal.

(f) Except as expressly contemplated by Sections 6.2(g)-(h) below, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or change, amend, modify or qualify in a manner adverse to Parent, Merger Sub or Successor Sub), or publicly propose to withdraw (or change, amend, modify or qualify in a manner adverse to Parent, Merger Sub or Successor Sub), the Company Board Recommendation; (ii) approve or recommend, or publicly propose to approve or recommend, a Competing Proposal; or (iii) publicly make any communication inconsistent with the Company Board Recommendation (any action described in clauses (i), (ii) or (iii) being referred to as a “Change of Recommendation”).

(g) Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company may, at any time prior to obtaining the Company Stockholders’ Approval, if the Company receives a Competing Proposal (in circumstances not involving a material breach of, or any action that is materially inconsistent with, this Section 6.2) that the Board of Directors of the Company concludes in good faith constitutes a Superior Proposal:

(A) effect a Change of Recommendation; and/or

(B) terminate this Agreement;

provided, however, that the Board of Directors of the Company may not terminate this Agreement in accordance with the foregoing clause (B) except in connection with entering into a definitive agreement with respect to such Superior Proposal; provided, further, that the Board of Directors of the Company may not effect a Change of Recommendation pursuant to the foregoing clause (A) or terminate this Agreement pursuant to the foregoing clause (B) unless:

(x) the Company shall have provided prior written notice to Parent, at least 24 hours in advance of such Change of Recommendation or such termination (the “Notice Period”), of its intention to effect a Change of Recommendation in response to such Superior Proposal, or to terminate this Agreement to enter into a definitive agreement for such Superior Proposal, pursuant to this Section 6.2(g), which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal);

(y) the Company and the Company Representatives shall have negotiated with Parent in good faith during the Notice Period to make such adjustments in the terms and conditions of this Agreement so that such Competing Proposal ceases to constitute a Superior Proposal; and

(z) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to effect such Change of Recommendation in response to such Superior Proposal, or to terminate this Agreement to enter into a definitive agreement for such Superior Proposal, would be inconsistent with its fiduciary duties under the DGCL (after taking into consideration any adjustments in the terms and conditions of this Agreement definitively offered by Parent pursuant to the foregoing clause (y)). Each time the financial or other material terms of a Superior Proposal subject to this clause (h) are amended, the Company shall be required to notify Parent as promptly as reasonably practicable of such amended terms and conditions, and the Notice Period shall be extended an additional one Business Day from the date of Parent’s receipt of such information.

(h) For purposes of this Agreement:

(i) “Competing Proposal” means any bona fide proposal, offer or indication of interest made by a third party, from the date of this Agreement through the date on which the Company obtains the Company Stockholders’ Approval, relating to any direct or indirect acquisition or purchase of 20% or more (by value) of the assets, net revenues, or net income of the Company and its Subsidiaries, taken as a whole, or 20% or more of the combined voting power of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the combined voting power of the shares of Company Common Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders would own 20% or more of the combined voting power of the parent entity resulting from any such transaction, other than transactions contemplated by this Agreement.

(ii) “Superior Proposal” means a Competing Proposal not solicited or initiated in material breach of Section 6.2(a) or (b) that the Board of Directors of the Company in good faith determines would, if consummated, result in a transaction that is (A) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated hereby, after taking into account any changes to the terms and conditions of this Agreement definitely offered by Parent during the Notice Period and (B) reasonably capable of being consummated on the terms proposed, taking into account all financial aspects and conditions to closing; provided that, for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more”.

(i) Nothing contained in this Section 6.2 shall prohibit the Company or the Board of Directors of the Company from (i) complying with its disclosure obligations under Rule 14e-2(a) promulgated under the Exchange Act, (ii) making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act with regard to a Competing Proposal or (iii) making any disclosure to its stockholders where the failure to make such disclosure would be inconsistent with the fiduciary duties of the

Board of Directors of the Company to the Company’s stockholders under the DGCL; provided, however, that (A) any such disclosure relating to a Competing Proposal (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) or a disclosure which expresses no view of the Competing Proposal except that it is pending further consideration by the Company) shall be deemed to be a Change of Recommendation, unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation in connection with such disclosure; and (B) nothing in this Section 6.2(i) shall be deemed to permit the Company or the Board of Directors of the Company (or any committee thereof) to make a Change of Recommendation, except to the extent and under the circumstances permitted by Section 6.2(g).

Section 6.3 Conduct of Business by Parent Pending the First Step Merger. Parent covenants and agrees that, except as expressly contemplated or required by this Agreement, or required by Law, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, in all material respects, conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice, and Parent shall use commercially reasonable efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, key employees and key consultants of Parent and its Subsidiaries and to preserve the present relationships of Parent and its Subsidiaries with customers, suppliers and other Persons with which Parent or any of its Subsidiaries has material business relations, and Parent and its Subsidiaries shall not take any actions which would reasonably be expected to materially interfere with or delay the consummation of the Mergers or otherwise breach this Agreement. By way of amplification and not limitation, except as expressly contemplated or required by this Agreement, or required by Law, neither Parent nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend its Certificate of Incorporation or Bylaws or amend or propose to amend the Subsidiary Documents of any of Parent’s Subsidiaries, in any manner that would be adverse in any material respect to holders of Company Common Stock;

(b) engage in any material repurchase of, or any recapitalization or other material change, restructuring or reorganization with respect to, Parent Common Stock, including payment of any dividend or other distribution in respect to shares of Parent Common Stock (other than Parent’s regular quarterly cash dividends, issuances under its Dividend Reinvestment Plan and issuances pursuant to its employee stock purchase plan, each materially consistent with past practice or dividends and distributions by Parent’s Subsidiaries to Parent or any of their wholly owned Subsidiaries respectively);

(c) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of any class, or any other ownership interest (including any phantom interest) in Parent or any of its Subsidiaries, except for (i) issuances of shares of Parent Common Stock or equity awards convertible into or exercisable for shares of Parent Common Stock pursuant to any of the Parent Employee Plans, (ii) issuances of shares of Parent Common Stock upon the exercise of any stock options or warrants outstanding as of the date of this Agreement in accordance with their terms, (iii) issuances of shares of Parent Common Stock under the Parent’s Dividend Reinvestment Plan, (iv) issuances of shares of Parent Common Stock in connection with acquisitions to the extent permitted pursuant to Section 6.3(e) below, and (v) issuances of the Parent Common Stock Consideration to former holders of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement;

(d) take any action to materially change income tax credit recognition policies or procedures or accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;

(e) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (other than purchases of supplies and inventories in the ordinary course of business consistent with past practice or any transaction solely between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent), other than any of the forgoing that would not reasonably be expected to delay or make it more difficult to obtain any authorization, consent or approval required in connection with the transactions contemplated by this Agreement and that would reasonably be expected to prevent or materially delay or impeded the consummation of the transactions contemplated by this Agreement;

(f) enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Parent); or

(g) take, or agree in writing or otherwise resolve to take, any of the actions described in Section 6.3(a)-(f) above, or knowingly take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect in any material respect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

Section 6.4 Recommendation of the Board of Directors of Parent. Unless the Company shall have effected a Change of Recommendation, the Board of Directors of Parent shall recommend the approval of the Share Issuance in the Joint Proxy Statement, and neither the Board of Directors of Parent nor any committee thereof shall withdraw or modify, or propose to or resolve to withdraw or modify the Parent Board Recommendation.

Section 6.5 Parent Lock-Up Agreements and Voting Agreement. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, Parent shall not (a) terminate any Parent Lock-Up Agreement or the Parent Voting Agreement or (b) amend or waive compliance with any provision of any Parent Lock-Up Agreement or the Parent Voting Agreement, in each case, without the prior written consent of the Company, which may be provided in the Company’s sole discretion.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Joint Proxy Statement and Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them: (i) prepare the Joint Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Registration Statement, in which the Joint Proxy Statement shall be included as a prospectus; (ii) provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on the Joint Proxy Statement and the Registration Statement prior to the filing of any such document or any amendment or supplement thereto with the SEC; (iii) use commercially reasonable efforts to cause (A) the Joint Proxy Statement to be cleared by the SEC under the Exchange Act and (B) the Registration Statement to be declared effective by the SEC under the Securities Act; (iv) cause the Joint Proxy Statement to be mailed to the Company’s and Parent’s respective stockholders as promptly as practicable following such clearance and declaration of effectiveness; (v) keep the Registration Statement effective through the Closing in order to permit the consummation of the First Step Merger; and (vi) take all such reasonable action as shall be required under applicable “blue sky” or securities Laws in connection with the transactions contemplated by this Agreement.

(b) In furtherance of the foregoing, the Company shall make available all information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by Parent or required by applicable Law, and Parent shall make available all such information concerning itself and its Subsidiaries and such other matters as may be reasonably requested by the Company or required by applicable Law, in connection with the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement. If at any time prior to the First Step Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement so that such document would not include any misstatement of material fact or omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be promptly prepared by the Party to which such amended or supplemented disclosure relates and, to the extent required by applicable Law, filed with the SEC and disseminated to the stockholders of the Company and Parent; provided, however, such Party shall, prior to the filing of such amended or supplemented disclosure with the SEC, provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on any such amended or supplemented disclosure.

(c) The Parties shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the First Step Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Registration Statement or the Mergers and (ii) all orders of the SEC relating to the Joint Proxy Statement or the Registration Statement. The Parties shall reasonably cooperate with each other to promptly respond to any such comments of the SEC or its staff and, prior to any Party submitting a response, provide the other Party (and its outside counsel) with a reasonable opportunity to review and comment on such response.

Section 7.2 The Company and Parent Stockholders’ Meetings.

(a) As soon as practicable following the clearance of the Joint Proxy Statement by the SEC and effectiveness of the Registration Statement, and subject to the other terms and conditions of this Agreement, (i) the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and convene a stockholders’ meeting of its stockholders for the sole purpose of seeking the Company Stockholders’ Approval (the “Company Stockholders’ Meeting”) and (ii) Parent shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and convene a stockholders’ meeting of its stockholders for the sole purpose of seeking the Parent Stockholders’ Approval (the “Parent Stockholders’ Meeting”). Unless the Company has effected a Change of Recommendation in accordance with Section 6.2, each of the Company and Parent shall use its commercially reasonable efforts to solicit from its respective stockholders proxies to be voted at its stockholders’ meeting in favor of the transactions contemplated by this Agreement pursuant to the Joint Proxy Statement, and each of the Company and Parent shall include in the Joint Proxy Statement the Company Board Recommendation and the Parent Board Recommendation, as applicable. Unless the Company has effected a Change of Recommendation in accordance with Section 6.2, each of the Parties shall take all other reasonable action necessary or, in the reasonable opinion of the other Party, advisable, to hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same day at the same time and promptly and expeditiously secure any vote or consent of stockholders required by the DGCL, the applicable requirements of any securities exchange and such Party’s Certificate of Incorporation and Bylaws to effect the Mergers, including postponing or adjourning the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as the case may be, (i) with the consent of Parent, in the case of the Company Stockholders’ Meeting, or the Company, in the case of the Parent

Stockholders’ Meeting, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which a Party has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by such Party’s stockholders prior to the such Party’s stockholders’ meeting or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholders’ Approval or Parent Stockholders’ Approval, as applicable.

(b) Immediately following execution and delivery of this Agreement by the Parties, Parent, as the sole stockholder of Merger Sub and the sole member of Successor Sub, will adopt and approve, as applicable, this Agreement and deliver to the Company a copy of the written consent reflecting (i) the adoption of the Agreement by Parent as the sole stockholder of Merger Sub and (ii) the approval of the Agreement by Parent as the sole member of Successor Sub.

Section 7.3 NASDAQ Delisting; Deregistration. Prior to the Closing, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rule and policies of NASDAQ to enable the de-listing of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act promptly after the First Step Effective Time.

Section 7.4 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of, along with copies of any and all documents reasonably pertaining to, the following:

(a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would cause (i) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate such that the condition set forth in (A) Section 8.2(a) would not be satisfied in the case of Parent, Merger Sub or Successor Sub, or (B) Section 8.3(a) would not be satisfied in the case of the Company, or (ii) the condition set forth in (A) Section 8.2(d) to not be satisfied in the case of Parent, Merger Sub or Successor Sub, or (B) Section 8.3(d) to not be satisfied, in the case of the Company; and

(b) any material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit or otherwise affect the remedies available to the Party receiving such notice or (z) be deemed to amend or supplement the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, or constitute and exception to any representation or warranty.

Section 7.5 Access to Information.

(a) From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, each of Parent and the Company shall, and shall cause its Subsidiaries, and its and their officers, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party reasonable access during normal business hours, upon reasonable advance notice, to its and its Subsidiaries’ officers, employees, auditors, agents, properties, offices and other facilities and to all of their respective books and records, and shall promptly make available to the other Party all financial, operating and other data and information (except for documents or information relating to the disclosing Party’s consideration, evaluation, assessment and/or negotiation of this Agreement or the Mergers or the other transactions contemplated by this Agreement or, in the case of the Company, any Competing Proposal or Superior Proposal (except as otherwise required pursuant to Section 6.2)) as the other Party may reasonably request and as will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in any material respect. From time to time as reasonably requested by Parent or the Company, Parent and the Company will consult with the Chief Executive Officer and/or the Chief Financial Officer of the other Party regarding the scope of access to information contemplated by this Section 7.5, and the Parties will agree on the appropriate level of detail and scope of access required by and consistent with this Section 7.5. No investigation pursuant to this Section 7.5(a) shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the Parties hereto under this Agreement, or limit or otherwise affect the remedies available to Parent, Merger Sub or Successor Sub pursuant to this Agreement.

(b) Parent and the Company agree that all information provided pursuant to this Section 7.5 shall be deemed received pursuant to the Mutual Confidentiality Agreement dated as of November 6, 2013 between Peerless Mfg. Co., a subsidiary of the Company, and Parent (the “Confidentiality Agreement”).

Section 7.6 Public Announcements.

(a) The initial press release with respect to the Mergers, this Agreement and the other transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Parties shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Mergers, this Agreement or the other transactions contemplated hereby without the prior consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), subject to Section 6.2 hereof and as may be contemplated by other provisions of this Agreement and also except as may be required by Law or by any applicable listing agreement with NASDAQ, as applicable, as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party).

(b) Reasonably in advance of each of the Company’s quarterly earnings releases or announcements during the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with Article IX or the Closing, the Company shall provide Parent with proposed drafts of all Company SEC filings, press releases, conference call scripts and similar materials, in each case to the extent relating to earnings releases or announcements.

Section 7.7 Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Party and use (and shall cause its Subsidiaries to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as commercially practicable and to consummate and make effective, as promptly as commercially practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Mergers and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of the Parties shall (i) make all appropriate filings and submissions under the HSR Act and with any other Governmental Authority pursuant to any other applicable Antitrust Laws or otherwise, as promptly as practicable after the date of this Agreement and (ii) use commercially reasonable efforts to obtain as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign Antitrust Laws.

(b) Each of the Parties shall use commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to such transactions, including any proceeding initiated by a private party, and (ii) keep the other Parties reasonably informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information, each of the Parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other Parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

(c) In furtherance and not in limitation of the foregoing, each of the Parties shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Mergers, the Share Issuance or the other transactions contemplated hereby. In the event that any administrative or judicial action or proceeding is initiated (or threatened to be initiated) by a Governmental Authority challenging the Mergers, the Share Issuance or the other transactions contemplated hereby, each of the Parties shall use commercially reasonable efforts to cooperate with each other and to vigorously contest and resist any such action or proceeding until the entering into by a court of competent jurisdiction of a permanent injunction or other order that permanently prohibits, prevents or restricts the consummation of the Mergers, the Share Issuance or the other transactions contemplated hereby.

(d) Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor Parent shall, without the other party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 7.7 shall (i) limit any applicable rights a Party may have to terminate this Agreement pursuant to Article IX so long as such Party has up to then complied in all material respects with its obligations under this Section 7.7 or (ii) require the Parties to offer, accept or agree to (A) dispose or hold separate any part of either of their businesses, operations, assets or product lines (or a combination of Parent’s and the Company’s respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, or (C) restrict the manner in which, or whether, Parent, the Company, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates may carry on business in any part of the world; provided, however, that the Parties shall be required to take (and to cause their Subsidiaries to take) the actions set forth in clauses (ii)(A) through (ii)(C) of this Section 7.7(d) if, but only if, such actions, considered collectively, would not reasonably be expected to materially adversely affect the business or operations of Parent, the Company and their respective Subsidiaries, taken as a whole.

Section 7.8 Indemnification; Directors’ and Officers’ Insurance.

(a) As of the First Step Effective Time, Parent shall: (i) cause the indemnification, advancement of expenses and exculpation provisions contained in the Certificate of Incorporation and Bylaws of the First Step Surviving Corporation and the limited liability company agreement of the Surviving Entity to be at least as favorable to individuals who are now, or have been at any time prior to the date of this Agreement or who become prior to the Closing Date, a director, officer, agent or employee of the Company or its Subsidiaries or otherwise entitled to compulsory indemnification under the Company’s or such Subsidiary’s Bylaws or Certificate of Incorporation or Subsidiary Documents (an “Indemnified Party”), as those contained as of the date of this Agreement in the Bylaws and Certificate of Incorporation or Subsidiary Documents of the Company or such Subsidiary, respectively, (ii) not allow any amendment, modification or repeal of (A) any such provision in the Certificate of Incorporation and Bylaws of the First Step Surviving Corporation or the limited liability company agreement of the Surviving Entity or (B) any indemnification contracts or other agreements between the Company and any Indemnified Party set forth or otherwise described on Section 7.8(a) of the Company Disclosure Schedule and (iii) shall cause such provisions and all such indemnification contracts or other agreements to be fully observed and complied with in all material respect for a period of six years from and after the Closing Date.

(b) For six years from and after the First Step Effective Time, to the fullest extent permitted under applicable Law, Parent, the First Step Surviving Corporation and the Surviving Entity (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party who was a director or officer of the Company or any of its Subsidiaries at or prior to the First Step Effective Time against all losses, claims, damages, liabilities, fees and actual expenses, amounts paid in settlement, judgments and fines that may be imposed upon or incurred by such Indemnified Party in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative), threatened or initiated by reason of any actions or omissions in their capacity as a director or officer occurring at or prior to the First Step Effective Time (including in connection with the transactions contemplated by this Agreement), unless the action or omission giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct or recklessness. In addition, the Indemnifying Parties shall advance all expenses actually incurred by each such Indemnified Party who is or was a director or officer of the Company or any of its Subsidiaries at or prior to the First Step Effective Time for any legal or other out-of-pocket expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, out-of-pocket expenses, judgments and fines within 10 days after the receipt by Parent of a statement or statements from such Indemnified Party requesting such advance or advances from time to time, subject to Parent’s receipt of a written undertaking by such Indemnified Party to promptly repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified hereunder or under applicable Law.

(c) In addition to the Indemnifying Parties’ indemnification obligations pursuant to this Section 7.8, prior to the Effective Time, the Company shall purchase a “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Mergers and shall provide each Indemnified Party who was a director or officer of the Company or any of its Subsidiaries at or prior to the First Step Effective Time with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company in respect of actions or omissions of such officers and directors prior to the First Step Effective Time in their capacities as such; provided, however, that in no event shall the Company expend more than 250% of the current annual premium paid by the Company for such policy to purchase the “tail” policy (the “Maximum Amount”); provided, further, however, that if the amount of the annual premiums necessary to procure such insurance coverage exceeds the Maximum Amount, the Company shall spend up to the Maximum Amount to purchase such lesser coverage as may be obtained with such Maximum Amount.

(d) This Section 7.8 shall survive the consummation of the Mergers and continue in full force and effect and, from and after the First Step Effective Time, is intended to benefit, and shall be enforceable by, each Indemnified Party as a third-party beneficiary. During the periods set forth in this Section 7.8, Parent shall guarantee the obligations of the other Indemnifying Parties with respect to any and all amounts payable under this Section 7.8.

(e) In the event that the First Step Surviving Corporation, the Surviving Entity or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger (including pursuant to the Second Step Merger) or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of the First Step Surviving Corporation, the Surviving Entity or Parent or the acquirer of the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 7.8.

(f) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

Section 7.9 Employee Matters.

(a) From and after the First Step Effective Time, Parent shall cause the First Step Surviving Corporation or the Surviving Entity, as applicable, and its Subsidiaries to honor in accordance with their terms, (i) all employment agreements and change in control agreements listed on Section 7.9 of the Company

Disclosure Schedule, except in the event the individuals covered under such agreements enter into new agreements with Parent that supersede or change the terms of such employment agreements and change-in control agreements listed on Section 7.9(a)(i) of the Company Disclosure Schedule, (ii) for a period of six months following the First Step Effective Time, the Company’s severance policy described on Section 7.9(a)(ii) of the Company Disclosure Schedule and (iii) for the duration of each such agreement, those severance agreements listed on Section 7.9(a)(iii) of the Company Disclosure Schedule.

(b) Employees shall receive credit for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals under any defined benefit pension plan or equity-based plans, under any employee benefit plan, program or arrangement established or maintained by Parent, the First Step Surviving Corporation or the Surviving Entity under which the employee may be eligible to participate on or after the First Step Effective Time to the same extent recognized by the Company or any of its Subsidiaries with respect to such employees under comparable Company Employee Plans and Non-U.S. Company Employee Plans immediately prior to the First Step Effective Time, but which shall not result in the duplication of benefits thereunder.

(c) The provisions of this Section 7.9 are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the First Step Effective Time, the First Step Surviving Corporation, the Surviving Entity or any of their Subsidiaries), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.9 shall (i) be treated as an amendment to any Company Employee Plan, Non-U.S. Company Employee Plan or Parent Employee Plan, or (ii) obligate Parent, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates to retain the employment of any particular employee or, maintain any particular plan, contract, arrangement, commitment or understanding or prevent Parent, the First Step Surviving Corporation, the Surviving Entity or any of their Affiliates from amending or modifying any particular plan, contract, arrangement, commitment or understanding in accordance with its terms and applicable Law.

Section 7.10 Stock Exchange Listing. Parent shall use all reasonable efforts to obtain, prior to the First Step Effective Time, the approval for listing on NASDAQ, effective upon official notice of issuance, of the shares of Parent Common Stock to be issued at the First Step Effective Time pursuant to Articles II and III.

Section 7.11 No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the Persons who may be deemed to be “affiliates” of the Company or Parent within the meaning of Rule 145 promulgated under the Securities Act.

Section 7.12 Qualification as Reorganization for U.S. Federal Income Tax Purposes.

(a) Prior to the Closing, each Party hereto shall use all commercially reasonable efforts to cause the Mergers to qualify as a reorganization under the provisions of Section 368(a) of the Code, and shall not, without the prior written consent of the other Parties to this Agreement, intentionally take any actions, intentionally cause any actions to be taken or intentionally omit to take any action which such action or omission could prevent the Mergers from qualifying as such a reorganization.

(b) Parent and the Company shall cooperate with each other and use reasonable commercial efforts to obtain on or about the Closing Date the opinion of Jones Day, counsel to the Company, and the opinion of Squire Patton Boggs (US) LLP, counsel to Parent (each such counsel, “Tax Counsel”), each such opinion dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, (i) the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(c) Parent and the Company shall cooperate with each other and use commercially reasonable efforts to obtain for inclusion in the Registration Statement and any amendment thereto, an opinion from each Tax Counsel, in such form as each Tax Counsel may deem appropriate, as to the tax consequences of the contemplated Mergers as may be required by the SEC in connection with the filing of such Registration Statement or any amendment thereto.

(d) Parent, Merger Sub, Successor Sub and the Company shall each provide reasonable cooperation to each Tax Counsel in connection with Tax Counsel’s rendering of its opinions pursuant to Sections 7.12(b) and 7.12(c), which shall include the provision of officers’ certificates setting forth such representations, covenants, data and such other information as may be reasonably requested by such Tax Counsel including, but not limited to, such information as may be necessary or appropriate to make a reasonable assessment as to compliance with the continuity of interest requirement under Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Neither Company nor Parent presently knows of any reason why the Company or Parent, as applicable, will not be able to deliver such certificates.

(e) If the tax opinion of both of the Tax Counsel referred to in Section 7.12(b) is obtained, then each of the Parties shall report the Mergers for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. However, for the avoidance of doubt, obtaining the tax opinions of either or both of the Tax Counsel referred to in Section 7.12(b) shall not be a condition to any Party’s obligation to consummate the Mergers or the transactions contemplated by this Agreement.

Section 7.13 Section 16 Matters. Prior to the First Step Effective Time, the Company shall take all such reasonable steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock or Company Equity Awards (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-(3) promulgated under the Exchange Act and resulting from the transactions contemplated by Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-(3) promulgated under the Exchange Act.

Section 7.14 Financing.

(a) Parent, Merger Sub and Successor Sub acknowledge and agree that (i) the Company and its Affiliates and its and their respective representatives shall not, prior to the First Step Effective Time, incur any liability to any Person under any financing (including the Debt Financing) that Parent, Merger Sub, Successor Sub or any of their Affiliates may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.14, Section 7.15 or otherwise and (ii) Parent, Merger Sub and Successor Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective stockholders, members, partners and other Company Representatives from and against any losses, damages, claims, costs or expenses suffered or incurred by any of them at any time in connection with the Debt Financing contemplated by the Debt Commitment Letter, the Financing, any information utilized in connection therewith and any cooperation provided pursuant to this Section 7.14, Section 7.15 or otherwise.

(b) Each of Parent, Merger Sub and Successor Sub shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing at or prior to the Closing on the terms and conditions described in the Debt Commitment Letter, including: (i) maintaining in effect the Debt Commitment Letter (including any definitive agreement entered into in connection therewith), (ii) negotiating and entering into definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment

Letter as promptly as practicable after the date of this Agreement; (iii) satisfying, or causing their representatives to satisfy, when required by the Debt Commitment Letter all conditions applicable to Parent, Merger Sub, Successor Sub or their respective representatives to obtaining the Debt Financing; (iv) complying with their respective affirmative and negative covenants set forth in the Debt Commitment Letter; and (v) fully enforcing their respective rights under the Debt Commitment Letter, including causing the Financing Sources providing the Debt Financing to fund the Debt Financing at the Closing in accordance with the Debt Commitment Letter.

(c) None of Parent, Merger Sub or Successor Sub may agree to any amendments or modifications to or replacements of, or grant any waivers of, any condition or other provision or remedy under the Debt Commitment Letter without the prior written consent of the Company, which may be unreasonably refused if such amendments, modifications or waivers would (i) materially reduce the aggregate amount of the Debt Financing as provided in the Debt Commitment Letter as of the date of this Agreement, (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, in each case, to the receipt by Parent or Merger Sub, as the case may be, at or prior to the closing of the Debt Financing, or (iii) in any material respect adversely delay or impact the ability of Parent to consummate the Mergers and the other transactions contemplated by this Agreement or to consummate the Debt Financing at or prior to Closing; provided, however, that Parent may amend or modify the Debt Commitment Letter without the consent of the Company to add or change any immaterial term of the Debt Commitment Letter, add or replace lenders, lead arrangers, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement so long as such addition, replacement or change is not reasonably expected to, individually or in the aggregate, (i) delay or prevent the Closing or (ii) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) at or prior to Closing less likely to occur. Parent shall not release or consent to the termination of the obligations of the Financing Sources under the Debt Commitment Letter, except for assignments and replacements of an individual lender in accordance with this Section 7.14. The parties to the Debt Commitment Letter (other than Parent, Merger Sub, Successor Sub and their respective Affiliates) and any additional or replacement lenders thereunder permitted hereby are referred to in this Agreement collectively as the “Financing Sources.” The Financing Sources, together with each of their respective Affiliates, directors, officers, employees, agents, advisors, attorneys and other representatives, are referred to in this Agreement collectively as the “Financing Source Related Parties.” As of the date of this Agreement, the only Financing Sources are Bank of America, N.A.

(d) In the event that the Debt Commitment Letter expires or terminates for any reason or any portion of the Debt Financing becomes reasonably likely to be unavailable on the terms and conditions, in the manner or from the Financing Sources, in each case, contemplated in the Debt Commitment Letter, (i) Parent shall within two days thereof so notify the Company in writing and (ii) as promptly as practicable following any such event (and in no event later than the Closing Date), Parent, Merger Sub and Successor Sub shall use commercially reasonable efforts to arrange and obtain, and to negotiate and enter into definitive agreements with respect to, alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement and to pay the Required Amount, in each case, with conditions not materially less favorable, taken as a whole, to Parent, Merger Sub, Successor Sub and the Company than the conditions set forth in the Debt Commitment Letter (including a commitment termination date not earlier than the Drop Dead Date) (the “Alternate Financing”). The definitive agreements entered into pursuant to the first sentence of this Section 7.14(d) or Section 7.14(b)(ii) are referred to in this Agreement, collectively, as the “Financing Agreements.” The term “Debt Commitment Letter” will be deemed to include any commitment letters, together with all annexes, exhibits, schedules and attachments thereto, and all term sheets, engagement letters and fee letters related thereto, in each case, with respect to the Alternate Financing. Parent shall accept any such commitment letters for the Alternate Financing if the funding conditions and other terms and conditions contained therein are not materially adverse to Parent in comparison with those contained in the Debt Commitment Letter as in effect on the date of this Agreement.

(e) Parent shall (i) promptly furnish to the Company complete, correct and executed copies of the Financing Agreements and copies of any and all material written documentation pertaining to the availability of the Debt Financing (or any Alternate Financing), (ii) give the Company written notice within two days of any withdrawal, termination, amendment, supplement or modification of the Debt Commitment Letter, of any developments, facts or circumstances that reasonably could be concluded to result in the inability of Parent to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by Parent, or of any material breach or material threatened breach by any party of any of the Debt Commitment Letter or the Financing Agreements of which Parent, Merger Sub or Successor Sub becomes aware or any termination thereof, and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternate Financing).

Section 7.15 Financing Cooperation.

(a) Prior to the First Step Effective Time, the Company shall and shall cause its Subsidiaries to cooperate, and shall use its commercially reasonable efforts to cause its officers, employees, representatives, auditors and advisors, including legal and accounting advisors, to cooperate, in connection with the arrangement of the Debt Financing, any debt payoff and/or any defeasance or satisfaction and discharge of existing indebtedness of the Company and/or any of its Subsidiaries, in each case, as may be reasonably requested by Parent and as will not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries in any material respect, including: (i) participating in a reasonable number of meetings, drafting sessions, rating agency presentations, due diligence sessions, and “road show” and other customary marketing presentations; (ii) making available to any Financing Sources as promptly as practicable pertinent information in writing regarding the Company and its Subsidiaries as is reasonably requested by Parent in connection with the Debt Financing; (iii) assisting with the preparation by Parent or the Financing Sources of (A) one or more customary offering documents, information memoranda and/or documents in connection with the Debt Financing and (B) materials for rating agency presentations; (iv) executing and delivering customary pledge and security documents or other financing documents, a certificate of the chief financial officer of the Company with respect to solvency of the Company and its Subsidiaries on a consolidated basis to the extent reasonably required in connection with the Debt Financing, and other customary certificates or documents and back-up therefor and legal opinions as may be reasonably requested by Parent and otherwise facilitating the pledging of collateral, all such obligations under any such agreements to be subject to (and only effective following) the Closing and conditioned on the consummation of the Mergers; (v) taking all reasonably required corporate actions, subject to the consummation of the Mergers, to permit the consummation of the Debt Financing; (vi) providing customary authorization letters to any Financing Sources authorizing the distribution of information to prospective Financing Sources and containing customary representations to the arranger of any financing that the information contained in any offering document or information memorandum relating to the Company and its Subsidiaries does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (vii) using commercially reasonable efforts to cooperate with Parent and Parent’s efforts to obtain customary consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its representatives to all of the Company’s Owned Real Property and all real property that the Company or any or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease) as reasonably requested by Parent; (viii) taking all actions reasonably necessary to permit the Financing Sources involved in the Debt Financing to evaluate the Company’s and each of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable; (ix) requesting customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and liens under the Company’s financing facilities and arrangements, as reasonably requested by Parent; (x) making available to Parent and the Financing Sources promptly all documentation and other information required by any applicable Governmental Authority with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations; and (xi) cooperating reasonably with the Financing Sources’ due diligence of the Company and its Subsidiaries, to the extent customary and reasonable. Parent shall, promptly upon request of the Company, reimburse the Company for all reasonable, documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 7.15, provided however, that notwithstanding the foregoing provisions of this clause (a) or any other provision of this Agreement, in no event shall Parent, Merger Sub, Successor Sub, the Financing Sources or any of their respective officers, directors, employees or representatives be permitted to contact any customer, vendor or supplier of the Company or any of its Subsidiaries in connection with the Mergers, the Share Issuance, the Debt Financing or the other transactions contemplated hereby without the Company’s prior written consent, which consent may not be unreasonably withheld, conditioned, delayed or refused in any circumstance.

(b) In addition, prior to the First Step Effective Time, the Company shall, at the reasonable request of Parent: (i) use its commercially reasonable efforts to cause Grant Thornton LLP, independent accountants of the Company, to provide a letter or letters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to financial statements and certain financial information used in connection with financings of the nature of the Debt Financing; (ii) use its commercially reasonable efforts to provide customary representation letters and other authorizations or information to Grant Thornton LLP, to enable them to provide the foregoing “comfort letters”; (iii) use its commercially reasonable efforts to obtain the consent of Grant Thornton LLP for the inclusion of its reports on the Company in any document or documents to be used in connection with the Debt Financing; and (iv) cause the appropriate representatives of the Company to execute and deliver any definitive financing documents or other certificates or documents as may be reasonably requested by Parent for delivery at the consummation of the Debt Financing at the Closing.

(c) All non-public or other confidential information provided or made available by the Company, its Subsidiaries or any of the Company Representatives pursuant to this Section 7.15 shall be kept confidential in accordance with the Confidentiality Agreement; provided that Parent, Merger Sub and Successor Sub shall be permitted to disclose such information to potential sources of capital, rating agencies, prospective lenders and investors and their respective representatives as reasonably required in connection with the Debt Financing so long as such Persons agree to be bound by the confidentiality and non-disclosure provisions of the Confidentiality Agreement or other customary confidentiality undertakings no less restrictive than the confidentiality and non-disclosure provisions of the Confidentiality Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability of obligation in connection with the Debt Financing (or any Alternate Financing) prior to the First Step Effective Time. Neither the Company nor any of its Subsidiaries shall be required pursuant to this Section 7.15 to enter into or perform under any certificate, agreement, document or other instrument that is not contingent upon the Closing or that would be effective prior to the First Merger Effective Time (other than the authorization letters and representation letters referred to in Section 7.15(b)(ii) above). Notwithstanding the foregoing, under no circumstance shall the Company or its Subsidiaries be required to authorize (and Parent and none of Parent’s financing sources or any other lender to Parent is permitted to make), any pre-filing of any UCC-1’s or other documents which create liens. None of the Company or any of its Subsidiaries shall be required to take any action pursuant to this Section 7.15 that would subject it to actual or potential liability for which it would not be indemnified under this Agreement or to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or provide or agree to provide any indemnity in connection with the Debt Financing, any Alternate Financing or any of the foregoing prior to the First Step Effective Time.

Section 7.16 Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its directors or officers arising out of or relating to this Agreement, the Mergers or the other transactions contemplated hereby and shall keep the other reasonably informed regarding any such stockholder litigation. Each of Parent and the Company shall give the other reasonable opportunity to consult with it regarding the defense of any such stockholder litigation. The Company shall not settle any such stockholder litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 7.17 Rule 144. Upon the request of any beneficial owner of shares of Parent Common Stock received pursuant hereto who may be deemed to be an “affiliate” of the Company or Parent within the meaning of Rule 145 promulgated under the Securities Act to transfer any shares of Parent Common Stock in reliance on the provisions of Rule 144 promulgated under the Securities Act, such Person shall furnish Parent with a certificate containing factual representations as reasonably requested by Parent to support such Person’s reliance on Rule 144 and to support such Person’s reliance on any exemptions under any applicable state securities Laws relating to the registration or qualification of securities for sale. Upon receipt of such certificate, and assuming that all other conditions to reliance on Rule 144 and such exemptions under any applicable state Laws relating to the registration or qualification of securities for sale have been satisfied, Parent shall (a) cause its counsel to deliver a legal opinion stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities Laws relating to the registration or qualification of securities for sale, and (b) after receipt of such legal opinion, take such actions as are reasonably necessary to effect such transfer of such securities.

Section 7.18 No Adverse Effect if Corporate Tax Imposed. Notwithstanding anything in this Agreement to the contrary, if any income Tax is imposed on any of Parent, Company, Merger Sub or Successor Sub as a result of the Mergers, then Parent and Successor Sub shall solely bear such Tax, and the imposition of such Tax shall not constitute a breach of any representation, warranty or covenant by any Party to this Agreement. This Section 7.18 shall survive the consummation of the Mergers.

ARTICLE VIII

CONDITIONS TO THE FIRST STEP MERGER

Section 8.1 Conditions to Obligation of Each Party to Effect the First Step Merger. The respective obligation of each Party to effect the First Step Merger shall be subject to the following conditions:

(a) Stockholder Approval. The Company Stockholders’ Approval and the Parent Stockholders’ Approval shall have been obtained;

(b) Legality. No Law shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority which is in effect and has the effect of making the First Step Merger illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated hereby;

(c) Regulatory Matters. Any applicable waiting period under the HSR Act shall have expired or been earlier terminated;

(d) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall then be in effect, and no proceedings for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn; and

(e) Stock Exchange Listing. The shares of Parent Common Stock to be issued at the First Step Effective Time pursuant to Article II shall have been duly approved for listing on NASDAQ, subject to official notice of issuance.

Section 8.2 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the First Step Merger is also subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and Successor Sub set forth in: (i) Section 5.3 (Capitalization), Section 5.8(c) (Absence of Certain Changes or Events), Section 5.20 (Opinion of Financial Advisor), Section 5.23 (Board Recommendation; Required Vote) and Section 5.22 (Financing) shall be true and correct in all respects (other than de minimis inaccuracies in the aggregate with respect to Section 5.3) both when made and at and as of the Closing Date (or such other dates as specifically set forth therein), as if made at and as of the Closing Date (or such other dates); (ii) Section 5.2 (Certificate of Incorporation; Bylaws), Section 5.4 (Authority Relative to this Agreement) and Section 5.21 (Brokers) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) Article V (other than the Sections of Article V described in clauses (i)-(ii) above), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iii) where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Parent;

(b) Agreements, Conditions and Covenants. Parent shall have performed or complied with in all material respects all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the First Step Effective Time;

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent to the effect set forth in clauses (a) and (b) above; and

(d) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any events that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on Parent.

Section 8.3 Additional Conditions to Obligation of Parent, Merger Sub and Successor Sub. The obligation of Parent, Merger Sub and Successor Sub to effect the First Step Merger is also subject to the fulfillment of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in: (i) Section 4.3(b) (Capitalization) shall be true and correct in all respects (other than de minimis inaccuracies in the aggregate) as of the Closing Date as if made on and as of the Closing Date; (ii) Section 4.3(a) (Capitalization), Section 4.8(c) (Absence of Certain Changes or Events), Section 4.26 (Board Recommendation; Required Vote), Section 4.27 (Opinion of Financial Advisor) and Section 4.29 (Certain Provisions of the DGCL Not Applicable) shall be true and correct in all respects (other than de minimis inaccuracies in the aggregate with respect to Section 4.3(a)) both when made and at and as of the Closing Date, as if made at and as of such time; (iii) Section 4.2 (Certificate of Incorporation; Bylaws), Section 4.4 (Authority Relative to this Agreement) and Section 4.28 (Brokers) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iv) Article IV (other than the Sections of Article IV described in clauses (i)-(iii) above), shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iv) where the failure to be so true and correct (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) has not resulted in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) Agreements, Conditions and Covenants. The Company shall have performed or complied with in all material respects all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the First Step Effective Time;

(c) Certificate. Parent shall have received a certificate of an executive officer of the Company to the effect set forth in clauses (a) and (b) above; and

(d) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any events that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect on the Company.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time, whether before or after receipt of the Company Stockholders’ Approval and/or the Parent Stockholders’ Approval, by mutual written consent of the Company and Parent as authorized by their respective Boards of Directors.

Section 9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time, whether before or after receipt of the Company Stockholders’ Approval and/or the Parent Stockholders’ Approval, by either Parent or the Company as authorized by its Board of Directors and by written notice if:

(a) the First Step Effective Time shall not have occurred on or before November 30, 2015 (as such date may be extended by mutual written agreement of Parent and the Company, the “Drop Dead Date”);

(b) (i) the Company Stockholders’ Approval is not obtained at the duly convened Company Stockholders’ Meeting, including any adjournments thereof, at which a vote on the adoption of this Agreement was taken or (ii) the Parent Stockholders’ Approval is not obtained at the duly convened Parent Stockholders’ Meeting, including any adjournments thereof, at which a vote on the Share Issuance was taken; or

(c) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable Law which has the effect of making consummation of the First Step Merger illegal or otherwise preventing or prohibiting the consummation of the transaction contemplated by this Agreement;

provided, however, that the right to terminate this Agreement pursuant to clause (a) or (b) above will not be available to any Party that has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements under this Agreement in any manner that has been the principal cause of or primarily resulted in the failure of the First Step Merger to be consummated as of the date of termination; provided, further, that Parent will not have the right to terminate this Agreement pursuant to clause (a) if there is a breach or failure of any Financing Requirement and specific performance is being pursued by the Company pursuant to Section 10.5.

Section 9.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by the Company as authorized by its Board of Directors:

(a) at any time prior to the receipt of the Company Stockholders’ Approval, in accordance with Section 6.2(g); provided that the Company has not materially breached the terms and conditions of Section 6.2; provided further that payment of the Company Termination Fee pursuant to Section 9.5(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.3(a);

(b) at any time prior to the First Step Effective Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent, Merger Sub or Successor Sub in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that a condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would not be satisfied and such breach is not cured (such that the applicable condition set forth in Section 8.2(a) or 8.2(b), as the case may be, would be satisfied) by the earlier of the Drop Dead Date or 20 days after written notice thereof is given by the Company to Parent; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.3(b) if: (i) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (ii) there shall be a material breach in any representation or warranty of the Company contained in this Agreement that shall not have been cured within 20 days after written notice thereof is given by Parent to the Company (in either case (i) or (ii), such that the conditions set forth in Section 8.3(a) and 8.3(b) would be satisfied); or

(c) at any time prior to the First Step Effective Time, if a Parent Triggering Event has occurred. For purposes of this Agreement, a “Parent Triggering Event” will be deemed to have occurred if:

(i) Parent fails to include the Parent Board Recommendation in the Joint Proxy Statement or Parent withdraws the Parent Board Recommendation or modifies the Parent Board Recommendation in a manner adverse thereto;

(ii) Parent fails to call the Parent Stockholders’ Meeting in accordance with Section 7.2 or fails to deliver the Joint Proxy Statement to its stockholders in accordance with Section 7.2, and the principal or primary cause of such failure shall not be due to any material breach by the Company of any of its representations, warranties or covenants under this Agreement;

(iii) the Parent Stockholders’ Approval is not obtained at the duly convened Parent Stockholders’ Meeting, including any adjournments thereof, at which a vote on the Share Issuance was taken and any stockholder of Parent party to the Parent Voting Agreement breaches its obligations under the Parent Voting Agreement and but for such breach, the Parent Stockholders’ Approval would have been obtained; or

(iv) there has been a breach of the representations and warranties set forth in Section 5.22 (Financing) or the covenants set forth in Section 7.14 (Financing) (collectively, the “Financing Requirements”) and (A) any such breach of the Financing Requirements is not cured by the earlier of the Drop Dead Date or within 20 days after written notice thereof is given by the Company to Parent, Merger Sub and Successor Sub, (B) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement and (C) Parent, Merger Sub and Successor Sub fail to consummate the transactions contemplated by this Agreement within two Business Days following the written notice by the Company specified in subclause (B) above;

provided, however, that, unless the Company Stockholders’ Approval has been obtained, the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.3(c) if a Change of Recommendation shall have occurred and not been withdrawn prior to the occurrence of such Parent Triggering Event; and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to Section 9.3(c)(i) or 9.3(c)(ii) if (A) any material covenant of the Company contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (B) there shall be a material breach in any representation or warranty of the Company contained in this Agreement that shall not have been cured, in each case within 20 days after written notice thereof is given by Parent to the Company (in either case (A) or (B), such that the conditions set forth in Section 8.3(a) and 8.3(b) would be satisfied).

Section 9.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Step Effective Time by Parent as authorized by its Board of Directors:

(a) if a Company Triggering Event has occurred; or

(b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty becomes untrue after the date of this Agreement, such that a condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would not be satisfied and such breach is not cured (such that the applicable condition set forth in Section 8.3(a) or 8.3(b), as the case may be, would be satisfied) by the earlier of the Drop Dead Date or 20 days after written notice thereof is given by Parent to the Company; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.4(b) if: (A) any material covenant of Parent, Merger Sub or Successor Sub contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects or (B) there shall be a material breach in any representation or warranty of Parent, Merger Sub or Successor Sub contained in this Agreement that shall not have been cured within 20 days after written notice thereof is given by the Company to Parent (in either case (A) or (B), such that the conditions set forth in Section 8.2(a) and 8.2(b) would be satisfied).

For the purposes of this Agreement, a “Company Triggering Event” will be deemed to have occurred if, prior to the Company Stockholders’ Meeting:

(i) the Company fails to include the Company Board Recommendation in the Joint Proxy Statement or a Change of Recommendation occurs and has not been withdrawn;

(ii) the Company fails to call the Company Stockholders’ Meeting in accordance with Section 7.2 or fails to deliver the Joint Proxy Statement to its stockholders in accordance with Section 7.2, and the principal or primary cause of such failure shall not be due to any material breach by Parent, Merger Sub or Successor Sub of any of their respective representations, warranties or covenants under this Agreement;

(iii) a tender offer or exchange offer for the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or within 10 Business Days after the commencement of such tender or exchange offer, the Board of Directors of the Company fails to recommend against (or maintain such recommendation against) acceptance of such tender offer or exchange offer by its stockholders;

(iv) the Board of Directors of the Company, upon written request of Parent following any public proposal or public offer for a Competing Proposal directed to the Company or the Board of Directors of the Company, fails to publicly reaffirm the Company Board Recommendation within 10 Business Days after such request; provided that, for purposes of this Section 9.4(c), references to “20% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more”; provided further that Parent shall be entitled to make such a written request for reaffirmation only once for each such Competing Proposal and once for each increase of price of such Competing Proposal; or

(v) the Company or any of its Subsidiaries intentionally and materially breaches its obligations under Section 6.2;

provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to a Company Triggering Event described in clause (i) or (ii) of such definition if (A) any material covenant of Parent contained in this Agreement shall have been breached in any material respect, and such breach shall not have been cured in all material respects, or (B) there shall be a material breach in any representation or warranty of Parent contained in this Agreement that shall not have been cured, in each case within 20 days after written notice thereof is given by the Company to Parent (in either case (A) or (B), such that the conditions set forth in Section 8.2(a) and 8.2(b) would be satisfied).

Section 9.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article IX, this Agreement (other than Sections 7.5(b) and 7.14(a), the last sentence of Section 7.15(a), this Section 9.5 and Article X, all of which will survive such termination) shall become void and of no effect with no liability or obligation on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no termination shall relieve any Party hereto of any liability or damages resulting from any fraud or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive in accordance with their terms.

(b) The Company shall pay to Parent a fee equal to the Company Termination Fee by wire transfer of immediately available funds on the date that the Company Termination Fee is due as provided below, in the event this Agreement is terminated:

(i) by Parent or the Company pursuant to Section 9.2(a) (solely in the event the Company Stockholders’ Meeting has not occurred), Section 9.2(b)(i) or Section 9.4(b) (solely as a result of a willful breach or an action or inaction done in bad faith by the Company) and, in each case, the following occurs:

(A) after the date of this Agreement, any third party makes a Competing Proposal to the Company that has become publicly known or publicly discloses or announces a bona fide intention to make a Competing Proposal, in each case, prior to either (1) with respect to any termination pursuant to Section 9.2(a) or Section 9.4(b), the date of such termination or (2) with respect to any termination pursuant to Section 9.2(b)(i), the date of the Company Stockholders’ Meeting; and

(B) within 12 months of such termination, the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement to consummate, or consummates, or approves or recommends to the stockholders of the Company, a Competing Proposal, in each case, which is consummated and which is from or with a third party that made, or publicly disclosed or announced a bona fide intention to make, a Competing Proposal during the time periods set forth in Sections 9.5(b)(i)(A)(1) or (2) above;

(ii) by the Company (A) pursuant to Section 9.2(b)(i) if at the time of such termination Parent could have terminated this Agreement pursuant to Section 9.4(a) or (B) pursuant to Section 9.3(a);

(iii) by Parent pursuant to Section 9.2(b)(i);

(iv) by Parent pursuant to Section 9.4(a); or

(v) by Parent pursuant to Section 9.4(b) (solely as a result of a willful breach or an action or inaction done in bad faith by the Company).

The Company shall pay Parent the Company Termination Fee no later than: (x) the date of consummation of (and as a condition precedent to the consummation of) the applicable Competing Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two Business Days after termination of this Agreement in the case of clause (iii) above. Subject to Section 9.5(a), Parent, Merger Sub and Successor Sub agree that payment of the Company Termination Fee (together with applicable costs of collection, if any), if the Company Termination Fee is actually paid as provided herein, will be the sole and exclusive remedy of Parent, Merger Sub and Successor Sub or any of their respective financing sources, stockholders, members, directors, officers, employees, representatives or agents, upon termination of this Agreement in the circumstance described in this Section 9.5(b). For the avoidance of doubt and subject to Section 9.5(a), (1) in the event the Company Termination Fee is paid, under no circumstances will the Company or any of its former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees be liable for monetary damages in excess of the Company Termination Fee (and any amounts payable to Parent pursuant to the last paragraph of Section 9.5(b) below) whether to Parent or any Affiliate thereof, and (2) while Parent may pursue both a grant of specific performance in accordance with Section 10.5 and the payment of the Company Termination Fee under Section 9.5(b), under no circumstances shall Parent be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the Company Termination Fee.

For purposes of this Section 9.5, references to “20% or more” in the definition of Competing Proposal shall be deemed to be references to “50% or more.” “Company Termination Fee” means (x) an amount equal to $1,600,000 plus Expense Reimbursement of Parent, if the Company Termination Fee becomes payable in connection with the termination of this Agreement (1) by the Company pursuant to Section 9.3(a) in connection with a Superior Proposal made by an Excluded Party or (2) by Parent pursuant to Section 9.4(a) in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party, (y) Expense Reimbursement of Parent in connection with termination of this Agreement by Parent pursuant to Section 9.2(b)(i) (if a Company Termination Fee is not otherwise payable pursuant to Section 9.5(b)(ii)(A)), or (z) an amount equal to $4,800,000 without any Expense Reimbursement, in all other circumstances. “Expense Reimbursement” means an amount equal to all of the reasonable and documented out-of-pocket expenses, including those of the Exchange Agent and its representatives, incurred by a Party and its Subsidiaries in connection with this Agreement and the transaction contemplated by the Agreement up to a maximum of, in the case of expenses of Parent, $1,600,000, and in the case of expenses of the Company, $1,000,000. In the event any Company Transaction Fee is or becomes payable after the time the Company pays any Expense Reimbursement (other than in the case of a Company Transaction Fee payable in respect of a termination (1) by the Company pursuant to Section 9.3(a) in connection with a Superior Proposal made by an Excluded Party, or (2) by Parent pursuant to Section 9.4(a) in connection with a Change or Recommendation on account of a Superior Proposal made by an Excluded Party) the amount of the Company Termination Fee payable by the Company shall be reduced by the amount of the Expense Reimbursement actually paid.

The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent, Merger Sub and Successor Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee in accordance with this Section 9.5(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

(c) Parent shall pay to the Company a fee equal to the Parent Termination Fee as provided below in the event this Agreement is terminated:

(i) by the Company pursuant to Section 9.3(b) (solely as a result of a willful breach or an action or inaction done in bad faith by Parent) or Section 9.3(c);

(ii) by Parent pursuant to Section 9.2(b)(ii) if at the time of such termination the Company could have terminated this Agreement pursuant to Section 9.3(c); or

(iii) by the Company pursuant to Section 9.2(b)(ii) (if a Parent Termination Fee is not otherwise payable pursuant to Sections 9.5(c)(i) or (c)(ii)).

“Parent Termination Fee” means an amount in cash equal to $9,600,000, except in the event a Parent Termination Fee is payable pursuant to Section 9.5(c)(iii), in which case Parent Termination Fee means Expense Reimbursement of the Company. The Parent Termination Fee shall be paid within two Business Days of such termination, by wire transfer of immediately available funds to one or more accounts designated by the Company. Subject to Section 9.5(a), the Company agrees that, payment of the Parent Termination Fee if the Parent Termination Fee is actually paid as provided herein, will be the sole and exclusive remedy of the Company (including, without limitation, as against the Financing Sources and the Financing Source Related Parties) upon termination of this Agreement pursuant to this Section 9.5(c). For the avoidance of doubt and subject to Section 9.5(a), (1) in the event the Parent Termination Fee is paid, under no circumstances will Parent, Merger Sub, Successor Sub, the Financing Sources and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees be liable for monetary damages in excess of the Parent Termination Fee (and any amounts payable to the Company pursuant to the last paragraph of Section 9.5(c) below) whether to the Company or any Affiliate thereof, (2) while the Company may pursue both a grant of specific performance in accordance with Section 10.5 and the payment of the Parent Termination Fee under Section 9.5(c), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance and monetary damages, including all or any portion of the Parent Termination Fee, and (3) under no circumstances will any Financing Source have any liability hereunder to the Company or any Affiliate thereof.

Parent, Merger Sub and Successor Sub acknowledge that the agreements contained in this Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to pay the Parent Termination Fee in accordance with this Section 9.5(c) and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Parent Termination Fee, Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amount of the Parent Termination Fee from the date such payment was required to be made until the date of payment at the prime rate as announced in The Wall Street Journal in effect on the date such payment was required to be made, after delivery to the Company of reasonable documentation evidencing such costs and expenses.

(d) In the event a Company Termination Fee and a Parent Termination Fee is payable at the same time, such fees will be set off against one another, with the only payment required to be made being the net fee payable as a result of such set off.

Section 9.6 Amendments; Waivers. At any time prior to the First Step Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Merger Sub and Successor Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that Sections 9.5(c), 10.5, 10.8, 10.10, 10.11 and 10.12 and this Section 9.6 may not be amended in any manner that would be material and adverse to the Financing Sources without the prior written consent of the Financing Sources (which such written consent not to be unreasonably withheld, conditioned or delayed); provided, further, that after receipt of the Company Stockholders’ Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. At any time prior to the First Step Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party, (b) extend the time for the performance of any of the obligations or acts of any other Party or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent, Merger Sub or Successor Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the First Step Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the First Step Effective Time.

Section 10.2 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, e-mail or overnight courier:

(a)	if to the Company, to:

PMFG, Inc.

14651 North Dallas Parkway, Suite 500

Dallas, Texas 7525

Attention: Peter J. Burlage

Facsimile No.: 214-351-4172

E-mail: pburlage@peerlessmfg.com

With a copy to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201-1515

Attention: James E. O’Bannon

Facsimile No.: 214-969-5100

E-mail: jeobannon@jonesday.com

(b)	if to Parent, Merger Sub or Successor Sub, to:

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, OH 45227

Attention: Jeff Lang

Facsimile No.: 513-458-2647

E-mail: jeff.lang@cecoenviro.com

With a copy to:

Squire Patton Boggs (US) LLP

221 E. Fourth Street

Suite 2900

Cincinnati, Ohio 45202

Attention: Daniel G. Berick and Toby D. Merchant

Facsimile No.: 513-361-1201

E-mail: daniel.berick@squirepb.com and toby.merchant@squirepb.com or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party: upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or e-mail; provided that if given by facsimile or e-mail, such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 10.3 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that those expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, the Registration Statement and the Form of Election, shall be shared equally by the Company and Parent.

Section 10.4 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

(b) “Antitrust Laws” means (i) the Sherman Act of 1890, (ii) the Clayton Antitrust Act of 1914, (iii) the HSR Act, and (iv) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creation or strengthening of a dominant position through merger or acquisition.

(c) “Business Day” means any day that is not (i) a Saturday, a Sunday or (ii) a day on which banks in New York City, New York or the Department of State of the State of Delaware are authorized or required by Law or executive order to be closed.

(d) “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(e) “Exchange Act” means the Securities Exchange Act of 1934.

(f) “GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

(g) “Governmental Authority” means any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government or quasi-governmental authority, or any private body exercising any regulatory or other governmental or quasi-governmental authority, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

(h) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(i) “Knowledge” of any Party shall mean the actual knowledge of the executive officers of such Party following reasonable inquiry.

(j) “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, tariff or agency requirement of any Governmental Authority.

(k) “Material Adverse Effect” means (i) any event, change, effect or occurrence that has a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, or (ii) a material adverse effect on the ability of the Company or Parent, Merger Sub or Successor Sub, as applicable, to consummate the transactions contemplated hereby; provided, however, that none of the following, and no event, change, effect or occurrence arising out of or resulting from the following, shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (A) the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith, (B) changes in the economy, financial markets or economic conditions generally in the United States and/or in any other country in which the Company and the Company Subsidiaries or Parent and the Parent Subsidiaries, as applicable, conduct operations, (C) any failure by the Company or Parent, as applicable, to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; provided, however, that the exception in this clause (C) shall not apply to the underlying causes giving rise to or contributing to any such failure or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred, (D) changes in GAAP or in any applicable Law (or the interpretation thereof) after the date of this Agreement, (E) changes generally affecting the industries in which the Company or Parent, as applicable, operate, or (F) any outbreak, escalation or occurrence after the date of this Agreement of significant hostilities in which the United States or any other jurisdiction in which the Company or Parent, as applicable, or its Subsidiaries have material operations is involved, or any outbreak, escalation or occurrence of acts of war, terrorism or sabotage within such jurisdictions; provided further that, with respect to clauses (B), (D), (E) and (F), any such event, change, effect or occurrence shall be taken into account to the extent it has a disproportionately adverse effect on the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, as applicable, compared to other similarly situated participants operating in their respective industries and markets.

(l) “Material Company Subsidiary” means the Subsidiaries of the Company set forth on Section 10.4(l) of the Company Disclosure Schedule.

(m) “Parent Employee Plan” means all material employee pension benefit plans (as defined in Section 3(2) of ERISA whether or not ERISA applies), all material employee welfare benefit plans (as defined in Section 3(1) of ERISA whether or not ERISA applies) and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar material fringe or employee benefit plans, programs or arrangements, and any material current employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee or director of or consultant to Parent or any trade or business (whether or not incorporated) which is a member of a controlled group including Parent within the meaning of Sections 414(b) or 414(c) of the Code (“Parent ERISA Affiliate”), as well as each plan with respect to which Parent or a Parent ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA.

(n) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

(o) “Securities Act” means the Securities Act of 1933.

(p) “Subsidiary,” “Company Subsidiary,” or “Parent Subsidiary” means any corporation, limited liability company or other legal entity of which the Company or Parent, as the case may be (either alone or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock, limited liability company interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company or other legal entity.

(q) “Tax” or Taxes” means taxes, or governmental fees or charges that are imposed in lieu of taxes, that are payable to any federal, state, local or foreign Tax authority, including income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, together with any interest, penalties, additional taxes and additions to tax imposed with respect thereto, whether disputed or not.

(r) “Tax Returns” means returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other Tax authority, domestic or foreign, including consolidated, combined and unitary tax returns

Section 10.5 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties further agree that each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Notwithstanding anything in this Agreement to the contrary, including the provisions of this Section 10.5, the Company shall not be entitled to seek and obtain specific performance of Parent’s, Merger Sub’s and Successor Sub’s obligation to consummate the Closing and effect the Mergers in accordance with Section 1.3 unless (a) the Debt Financing (or Alternate Financing) is available, or will be available, at the Closing if Parent, Merger Sub and Successor Sub were to proceed with the Closing, and (b) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied and continue to be satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and the Company has indicated in writing that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement; provided, however, whether or not the Debt Financing (or Alternate Financing) is available, nothing in this Agreement shall prevent the Company from being entitled to and obtaining specific performance by the other Parties of any pre-Closing covenant, agreement or obligation of any such Party.

Section 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 10.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement and, except as expressly set forth herein, supersede any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, are not intended to confer upon any Person, other than the Company, Parent, Merger Sub and Successor Sub, any rights or remedies, except that (a) the provisions of Article III shall be enforceable by holders of Certificates and Book-Entry Shares, (b) the provisions of Section 7.8 shall be enforceable by Indemnified Parties to the extent provided therein and (c) the provisions of Section 9.5(c) (to the extent provided for in the parenthetical referring to the Financing Sources and the Financing Source Related Parties), Sections 9.6, 10.10, 10.11 and 10.12 shall be enforceable by the Financing Sources and the Financing Source Related Parties. The Parties further agree that the rights of third party beneficiaries under Article III and Section 7.8 shall not arise unless and until the First Step Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.6 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. The Parties acknowledge and agree that, in addition to the Parties’ respective rights under Section 10.5, nothing in this Agreement is intended to preclude a Party that has sought and been unable to obtain the relief contemplated by Section 10.5 from asserting that its measure of damages for fraud or intentional breach of any covenant or agreement in this Agreement by another Party includes the loss of economic benefits to the holders of such Party’s common stock.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.10 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions, suits and proceedings arising out of or relating to this Agreement, the Parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The Parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.2 shall be deemed effective service of process on such Party.

Notwithstanding the foregoing, each of the parties further acknowledges and agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or any Financing Source Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AGAINST ANY FINANCING SOURCE OR FINANCING SOURCE RELATED PARTY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Claims against Financing Sources. Notwithstanding anything herein to the contrary, (a) neither the Company nor any of its stockholders, Affiliates, directors, officers, employees, agents or representatives will have any rights or claims against the Financing Sources in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or the Financing Agreements, whether at law or equity, in contract or tort or otherwise and (b) the Company agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement or any transaction contemplated hereby (including any action or proceeding related to the Debt Financing, the Debt Commitment Letters or the Financing Agreements). In furtherance and not in limitation of the foregoing, it is agreed that no Financing Source shall have any liability to the Company (or its stockholders, Affiliates, directors, officers, employees, agents or representatives) for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties in connection with this Agreement or any transaction contemplated hereby (including any action or proceeding related to the Debt Financing, the Debt Commitment Letter or the Financing Agreements). Nothing in this Section shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter or the Financing Agreements to each other thereunder.

Section 10.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 10.14 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the Company Disclosure Schedule and Parent Disclosure Schedule and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include an successor to said section. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PMFG, INC.

By:	/s/ Peter J. Burlage

Name:	Peter J. Burlage
Title:	Chairman and Chief Executive Officer

CECO ENVIRONMENTAL CORP.

By:	/s/ Jason DeZwirek

Name:	Jason DeZwirek
Title:	Chairman

TOP GEAR ACQUISITION INC.

By:	/s/ Jason DeZwirek

Name:	Jason DeZwirek
Title:	Chairman

TOP GEAR ACQUISITION II LLC

By:	/s/ Jason DeZwirek

Name:	Jason DeZwirek
Title:	Chairman

[Signature page to Agreement and Plan of Merger]

Exhibit A

Form of Lock-Up

[LETTERHEAD OF SIGNATORY IF APPLICABLE]

May 3, 2015

PMFG, Inc.

14651 North Dallas Parkway

Suite 500

Dallas, Texas 75254

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger, of even date herewith (as the same may be amended from time to time, the “Merger Agreement”), entered into by and among PMFG, Inc., a Delaware corporation (the “Company”), CECO Environmental Corp., a Delaware corporation (“Parent”), Top Gear Acquisition Inc., a Delaware corporation, and Top Gear Acquisition II LLC, a Delaware limited liability company, the undersigned, a holder of Parent Common Stock, hereby agrees to be bound by the terms and conditions of this Lock-Up Agreement (this “Agreement”), effective upon the First Step Effective Time (the “Closing”). Terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

To induce the Company to enter into the Merger Agreement and to effect the Closing, the undersigned agrees that the undersigned will not, for a period commencing on the Closing Date and ending one hundred eighty (180) days after the Closing Date (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock, or any options or warrants to purchase any shares of Parent Common Stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Parent Common Stock, whether owned as of the Closing Date or thereafter acquired during the Lock-Up Period, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the “Undersigned’s Shares”), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Undersigned’s Shares or such other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging or other transaction during the Lock-Up Period that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

Notwithstanding the foregoing, this Agreement will not prohibit the undersigned from (a) exercising options and/or warrants owned by the undersigned as of the Closing Date that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by the undersigned in connection therewith shall be subject to this Agreement; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any transaction restricted by this Agreement during the Lock-Up Period; or (c) making (i) bona fide gifts of the Undersigned’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any transfer of the Undersigned’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the undersigned or the undersigned’s spouse). In addition to the foregoing, in the event the undersigned is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of the Undersigned’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

In addition, the undersigned agrees that the undersigned will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any of the Undersigned’s Shares or any securities convertible into, exercisable for, or exchangeable for the Undersigned’s Shares.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Parent’s transfer agent and registrar relating to the transfer of the Undersigned’s Shares, except in compliance with the restrictions described above. In furtherance of the foregoing, Parent and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement. Except for that certain Voting Agreement among the undersigned, certain other shareholders of Parent and the Company, dated as of the date hereof, the undersigned now has, and, except as contemplated and permitted by the third paragraph of this Agreement, for the duration of this Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances and claims whatsoever.

The undersigned understands that the Company will proceed to effect the Closing of the Mergers in reliance upon this Agreement. This Agreement is irrevocable, may not be amended or modified in any manner, and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned. Moreover, the undersigned understands and agrees that the Company is relying upon the accuracy, completeness, and truth of the undersigned’s representations, warranties, agreements, and certifications contained in this Agreement. The undersigned further understands and agrees that the Closing of the Mergers is intended to and will provide material economic benefit to the undersigned.

If for any reason the Merger Agreement shall be terminated prior to the Closing of the Mergers, then this Agreement shall terminate, cease to be of any further force or effect, and the undersigned and the Undersigned’s Shares shall be released from any and all obligations hereunder.

This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Very truly yours,

[NAME OF STOCKHOLDER]

[NAME]

Signature Page to Lock-Up Agreement

Exhibit B

Form of Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of May 3, 2015 (this “Agreement”), is entered into by and among the undersigned stockholders (each, a “Stockholder” and, collectively, the “Stockholders”) of CECO Environmental Corp., a Delaware corporation (“Parent”), and PMFG, Inc., a Delaware corporation (the “Company”).

WHEREAS, as of the date of this Agreement, the Company, Parent, Top Gear Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Top Gear Acquisition II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Successor Sub”), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Merger Sub with and into the Company and (ii) the subsequent merger of the First Step Surviving Corporation with and into Successor Sub (the foregoing clauses (i) and (ii), collectively, the “Mergers”), in each case, pursuant to, and subject to the terms and conditions of, the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders execute and deliver this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Stockholders are willing to make certain representations, warranties, covenants and agreements with respect to the applicable shares of Parent Common Stock beneficially owned by such Stockholders (the “Original Shares” and, together with any additional shares of Parent Common Stock acquired pursuant to Section 5 hereof, the “Shares”). Any reference herein to “Original Shares” with respect to a particular Stockholder shall mean the shares of Parent Common Stock set forth below such Stockholder’s signature on the signature page hereto.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

“Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

“Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation, or suffrage of a lien, security interest, or encumbrance in or upon, or the gift, grant, or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title, or interest therein, or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale, or other disposition, and each agreement, arrangement, or understanding, whether or not in writing, to effect any of the foregoing.

2.	Representations of Stockholder.

Each Stockholder represents and warrants to the Company that:

(a) (i) Such Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Original Shares free and clear of all security interests, liens, claims, pledges, limitations in the Stockholder’s voting rights, charges or other encumbrances of any nature whatsoever (“Encumbrances”) (except any Encumbrances arising under securities laws or under this Agreement), and (ii) except pursuant to this Agreement and that certain lockup letter agreement dated the date hereof delivered by such Stockholder to the Company, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares, in each case, which are inconsistent with the terms of this Agreement.

(b) Such Stockholder does not beneficially own any shares of Parent Common Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Parent Common Stock or any security exercisable for or convertible into shares of Parent Common Stock, set forth on the signature page of this Agreement (collectively, “Options”).

(c) Such Stockholder has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder (including the proxy described in Section 3 below). This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d) None of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to such Stockholder or to such Stockholder’s property or assets.

(e) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Stockholder is required in connection with the valid execution and delivery of this Agreement, other than the filing of a Schedule 13D/A with the Securities and Exchange Commission. No consent of such Stockholder’s spouse is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform its obligations under this Agreement.

(f) Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties and covenants of such Stockholder contained herein.

(g) The Closing of the Mergers is intended to and will provide material economic benefit to such Stockholder.

3.	Agreement to Vote Shares; Irrevocable Proxy.

(a) Each Stockholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of the Shares to vote or execute a written consent or consents if the stockholders of Parent are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of the stockholders of Parent: (i) in favor of the issuance by Parent of the Parent Common Stock Consideration to be issued in connection with the Closing of the Mergers and any other action required to consummate the Mergers that may be submitted to a vote of the stockholders of Parent, at every meeting (or in connection with any action by written consent) of the stockholders of Parent at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent, Merger Sub or Successor Sub under the Merger Agreement or of Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that could reasonably be expected to impede or materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Mergers or the fulfillment of Parent’s, the Company’s, Merger Sub’s or Successor Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of Parent (including by way of any amendments to Parent’s Certificate of Incorporation or Bylaws).

Each Stockholder shall retain at all times the right to vote its Shares in its sole discretion and without any other limitation on those matters other than those set forth in clauses (i) and (ii) that are at any time or from time to time presented for consideration to Parent’s stockholders generally. For the avoidance of doubt, clauses (i) and (ii) shall not apply to votes, if any, solely on the election or removal of directors as recommended by Parent’s board of directors.

(b) Each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares, but only to the extent provided in and with respect to the matters described in Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, is intended to be irrevocable during the term of this Agreement in accordance with the provisions of Section 212 of the Delaware General Corporation Law, and shall revoke any and all prior proxies granted by such Stockholder with respect to the Shares (but only with respect to the matters set forth in Section 3(a)); provided that such Stockholder may grant subsequent proxies with respect to any matter other than those specified in Section 3(a). The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate automatically upon the termination of this Agreement.

Each Stockholder agrees that such Stockholder will not, and will not permit any entity under such Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares, in each case, that would be inconsistent with Section 2 above, other than agreements entered into with the Company.

4.	Transfer and Encumbrance.

Each Stockholder agrees that during the term of this Agreement, such Stockholder shall not Transfer any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or such Stockholder’s economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 4 shall be null and void.

Notwithstanding anything in this Agreement to the contrary, this Agreement will not prohibit any Stockholder from (a) exercising options and/or warrants owned by such Stockholder that are exercisable for shares of Parent Company Stock, it being understood, acknowledged and agreed that the shares of Parent Common Stock acquired by such Stockholder in connection therewith shall be subject to this Agreement as “Shares”; (b) entering into a plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to the extent that such plan does not allow for any Transfer of Shares during the term of this Agreement; or (c) making (i) bona fide gifts of such Stockholder’s Shares to family members or family trusts, (ii) any transfer by will or intestacy in case of death or (iii) any Transfer of such Stockholder’s Shares for estate planning purposes to persons immediately related to such transferor by blood, marriage or adoption, or any trust solely for the benefit of such transferor and/or the persons described in the preceding clause, provided, however, that with respect to each of the Transfers described in clause (c) of this sentence, prior, and as a condition precedent, to such transfer, the transferee, or the trustee or legal guardian on behalf of any transferee, agrees in writing to be bound by the terms of this Agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin (including, without limitation, lineal descendants, stepchildren, father, mother, brother, sister of the applicable Stockholder or the applicable Stockholder’s spouse). In addition to the foregoing, in the event a Stockholder is an entity rather than an individual, this Agreement will not prevent any transfer of any or all of such Stockholder’s Shares to the stockholders of such entity, if it is a corporation, to the members of such entity, if it is a limited liability company, or to the partners of such entity, if it is a partnership; provided, however, that in each such case, it shall be a condition to the transfer that such transferee agrees in writing prior to such transfer to be bound by the terms of this Agreement.

5.	Additional Shares.

Each Stockholder agrees that all shares of Parent Common Stock that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of, and prior to the termination of, this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

6.	Termination.

This Agreement shall terminate upon the earliest to occur of (a) the First Step Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, and (c) the mutual agreement of the Company and the Stockholders to terminate this Agreement; provided, however, that (i) Section 11 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve the Stockholders from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.

7.	No Agreement as Director or Officer.

Each Stockholder makes no agreement or understanding in this Agreement in such Stockholder’s capacity as a director or officer of Parent or any of its subsidiaries (if such Stockholder holds any such directorship or office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Stockholder in such Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict such Stockholder from exercising such Stockholder’s fiduciary duties as an officer or director of Parent or its stockholders.

8.	Specific Performance.

Each party hereto acknowledges that it may be difficult to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, the other party may not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that each other party may seek injunctive relief or other equitable remedies, in addition to remedies at law or damages, for any such failure. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party’s seeking or obtaining such equitable relief.

9.	Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between and among the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

10.	Notices.

All notices, consents, requests, claims and demands under this Agreement shall be in writing and shall be deemed given in accordance with the Merger Agreement: (i) if to the Company, to the address, e-mail address, or facsimile provided in the Merger Agreement, including to the Persons designated therein to receive copies; and (ii) if to a Stockholder, to such Stockholder’s address, e-mail address, or facsimile shown below such Stockholder’s signature on the signature page hereto.

11.	Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) For all actions, suits and proceedings arising out of or relating to this Agreement, the parties hereby irrevocably and unconditionally (a) consent to the personal jurisdiction of any state or federal court of competent jurisdiction located in the City of Wilmington in the State of Delaware and (b) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens. The parties acknowledge that all directions issued by any such court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party.

(c) The Company may seek to enforce the terms and conditions of this Agreement against one or more Stockholders, and any breach of this Agreement by a Stockholder shall not relieve the non-breaching Stockholders from the obligations imposed on such Stockholders hereunder.

(d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d).

(e) If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

(g) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(h) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted.

(i) The obligations of each Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Sub and Successor Sub.

(j) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including the Stockholders’ estates and heirs upon the death of any of the Stockholders, provided that except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests, or obligations of the parties may be assigned or delegated by any of the parties without prior written consent of the other parties. Any assignment in violation of the foregoing shall be void and of no effect. Nothing in this Agreement is intended to confer on any Person (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature.

(k) The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent, Merger Sub and Successor Sub.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PMFG, INC.

By:

Name: Peter J. Burlage

Title: Chairman and Chief Executive Officer

Signature Page to Voting Agreement

JASON DEZWIREK	ICARUS INVESTMENT CORP.

By:

Name:

Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 1,361,770*	Number of Shares of Parent Common Stock Beneficially Owned as of the Date of this Agreement: 2,574,736

Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 0*	Number of Warrants/Options Beneficially Owned as of the Date of this Agreement: 250,000

Address: 2300 Yonge Street Suite 1710 Toronto, Ontario, Canada MP 1E4 Fax: (416) 480-2803 E-mail:Jason@dezwirek.com	Address: 2300 Yonge Street Suite 1710 Toronto, Ontario, Canada MP 1E4 Fax: (416) 480-2803 E-mail:Jason@dezwirek.com

* Excludes shares of Parent Common Stock and Warrants/Options owned directly by Icarus Investment Corp.

Signature Page to Voting Agreement

Exhibit C

PMFG, INC.

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

(giving effect to all amendments through                     , 2015)

ARTICLE I

The name of the corporation is PMFG, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is                             . The name of the Company’s registered agent at such address is                             .

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

ARTICLE IV

Section 1. Authorized Capital Stock. The Company is authorized to issue one class of capital stock. The total number of shares of capital stock that the Company is authorized to issue is 100 shares. All shares shall be Common Stock par value $0.01 per share and are to be of one class.

Section 2. Common Stock Voting. Holders of Common Stock are entitled to one vote for each share of Common Stock held of record by such holder as of the record date for any meeting of stockholders on each matter submitted to a vote of such holders of Common Stock at such meeting of stockholders.

ARTICLE V

The Board may adopt, amend or repeal the Bylaws of the Company. Any Bylaw adopted or amended by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so adopted or amended) or by the stockholders by the affirmative vote of holders of at least two-thirds of the Common Stock. The stockholders may adopt, amend or repeal the Bylaws of the Company in any respect and at any time by the affirmative vote of at least two-thirds of the Common Stock, voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE VI

Section 1. Action Without a Meeting. Any action required or permitted to be taken by the stockholders of the Company may be taken without a meeting upon the consent of stockholders of the Company who would have been entitled to cast minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting, subject to compliance with the DGCL.

Section 2. Special Meetings. Special meetings of the stockholders of the Company (x) may be called by (i) the Chairman of the Board of Directors (the “Chairman”), (ii) the Chief Executive Officer of the Company

(the “Chief Executive Officer”), or (iii) the President of the Company (the “President”) and (y) shall be called by the Secretary of the Company (the “Secretary”) within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the “Whole Board”).

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

Section 1. Number, Election, and Terms of Directors. The number of the Directors of the Company shall not be less than two and otherwise will be fixed from time to time in the manner provided in the Bylaws of the Company. Election of Directors of the Company need not be by written ballot unless the Bylaws so provide.

Section 2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws of the Company.

Section 3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Section 4. Removal. Stockholders may remove any Director from office only for cause and only in the manner provided in this Article VII, Section 4. The affirmative vote of the holders of two-thirds of the voting power of the outstanding Common Stock may remove such Director or Directors for cause.

ARTICLE VIII

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

ARTICLE IX

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company, while a director or officer of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.

Section 4. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Incorporation, Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Section 5. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company or to any person who serves at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company or as otherwise permitted or required by the DGCL.

Executed on behalf of the Company by a duly authorized officer thereof on this          day of                 , 2015.

PMFG, INC.

By:

Name:

Title:

Exhibit D

Amended and Restated Bylaws

ARTICLE I

NAME AND OFFICES

Section 1. The name of the corporation is “PMFG, Inc.”

Section 2. The corporation may have offices at such places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, as shall be designated from time to time by resolution of the board of directors and stated in the notice of meeting.

Section 2. An annual meeting of the stockholders, commencing with the year 2016, shall be held on April 1, if not a legal holiday and, if a legal holiday, then on the next secular day following at such location as may be specified by the board of directors, when they shall elect by a plurality vote a board of directors, and transact such other business as may properly be brought before the meeting.

Section 3. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the articles of incorporation, may be called at any time by the president, or a majority of the board of directors, or by stockholders entitled to cast at least twenty percent of the votes that all stockholders are entitled to cast at the particular meeting, upon written request delivered to the secretary of the corporation. Such request shall state the general nature of the business to be transacted at the proposed meeting. Upon receipt of any such request, it shall be the duty of the secretary to fix the time of the meeting which, if the meeting is called pursuant to a statutory right, shall be held not more than sixty days after the receipt of the request. If the secretary shall neglect to fix the time of the meeting, the person or persons calling the meeting may do so.

Section 4. Written notice of every meeting of the shareholders shall be given by or at the direction of the secretary or other authorized person to each shareholder entitled to vote thereat not less than ten days nor more than 60 days before the meeting, unless a greater period of notice is required by law. If the secretary or other authorized person neglects or refuses to give notice of a meeting, the person or persons calling the meeting may do so.

Section 5. Business transacted at all special meetings of stockholders shall be limited to the purposes stated in the notice, provided that whenever the language of a proposed resolution is included in the notice, the meeting considering the resolution may without further notice adopt it with such clarifying or other amendments as do not enlarge its original purpose.

Section 6. The holders of a majority of the issued and outstanding shares entitled to vote, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the articles of incorporation or by these bylaws. If, however, any meeting of stockholders cannot be organized because a quorum has not attended, the stockholders entitled to vote thereat, present in person or by proxy, shall have power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, but in the case of any meeting called for the election of directors, such meeting may be adjourned only from day to day or for such longer periods not exceeding fifteen days each as the holders of a majority of the shares present in person or by proxy shall direct. Those stockholders entitled to vote who attend a meeting called for the election of directors that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

Those stockholders entitled to vote who attend a meeting of stockholders that has been previously adjourned for one or more periods aggregating at least fifteen days because of an absence of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of acting upon any matter set forth in the notice of the meeting if the notice states that those stockholders who attend the adjourned meeting shall nevertheless constitute a quorum for the purpose of acting upon the matter. At any adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 7. Unless otherwise required by law or the Certificate of Incorporation the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Except as otherwise provided by law or by these bylaws, whenever any corporate action is to be taken by vote of the shareholders, other than the election of directors , it shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

Section 8. Unless otherwise provided in the Certificate of Incorporation, every stockholder shall be entitled to one vote for every share standing in the stockholder’s name on the books of the corporation. The articles may restrict the number of votes that a single holder or beneficial owner, or such a group of holders or owners, of shares of any class or series may directly or indirectly cast in the aggregate for the election of directors or on any other matter coming before the stockholders on the basis of any facts or circumstances that are not manifestly unreasonable and as otherwise provided by law. A stockholder may vote in person or by proxy authorized in accordance with law.

Section 9. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (by hand or by certified or registered mail, return receipt requested) to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 9, written consents signed by a sufficient number of holders to take action are delivered to the corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

Section 10.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting: (i) when no prior action by the board of directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded and (ii) if prior action by the board of directors is required by law, the record date for such purpose shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

ARTICLE III

DIRECTORS

Section 1. The number of directors which shall constitute the whole board shall be two. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this article, and each director shall hold office until his or her successor is elected and qualified. Directors need not be stockholders.

Section 2. Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a majority of the remaining number of the board, although less than a quorum, and each person so elected shall be a director to serve for the balance of the unexpired term.

Section 3. Any director may resign at any time by notice given in writing or by electronic transmission to the corporation. Such resignation shall take effect at the date of receipt of such notice by the corporation or at such later time as is therein specified.

Section 4. The business of the corporation shall be managed by its board of directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or by these bylaws directed or required to be exercised and done by the stockholders.

Section 5. The board of directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware. One or more directors may participate in a meeting of the board by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other.

Section 6. The first meeting of each newly elected board of directors shall be held at such time and place as shall be fixed by the stockholders at the meeting at which such directors were elected and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a majority of the whole board shall be present. In the event of the failure of the stockholders to fix the time or place of such first meeting of the newly elected board of directors, or in the event such meeting is not held at the time and place so fixed by the stockholders, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for such meetings of the board of directors, or as shall be specified in a written waiver signed by all of the directors.

Section 7. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of at least a majority of the board at a duly convened meeting, or by unanimous written consent.

Section 8. Special meetings of the board may be called by the president on one day’s notice to each director, either personally or by mail or by telegram; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two directors.

Section 9. At all meetings of the board a majority of the directors in office shall be necessary to constitute a quorum for the transaction of business, and the acts of a majority of the directors present and voting at a meeting at which a quorum is present shall be the acts of the board of directors, except as may be otherwise specifically provided by statute or by the articles of incorporation. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 10. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the corporation.

Section 11. The board of directors may, by resolution adopted by a majority of the whole board, establish one or more committees consisting of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee to the extent provided in such resolution or in these bylaws, shall have and exercise all of the powers and authority of the board of directors in the management of the business and affairs of the corporation except as otherwise restricted by law. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member. A committees shall keep regular minutes of the proceedings and report the same to the board when required.

ARTICLE IV

NOTICES

Section 1. Except as otherwise permitted herein, notices to directors and stockholders shall be given to the person either personally or by sending a copy thereof by first class or express mail, postage prepaid, or courier service, charges prepaid, to his or her postal address appearing on the books of the corporation or, in the case of directors, supplied by him or her to the corporation for the purpose of notice. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice in the manner set forth above shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a courier service for delivery to that person. Notice shall be given by the corporation not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.

Notice may also be given by facsimile transmission, e-mail or other electronic communication to the person’s facsimile number or address for e-mail or other electronic communications supplied by him or her to the corporation for the purpose of notice. Such facsimile or electronic notice shall be deemed given to the person entitled thereto when sent.

A notice of meeting shall specify the day and hour and geographic location, if any, of the meeting and any other information required by law. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. When a meeting of stockholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the board fixes a new record date for the adjourned meeting.

Section 2. Whenever any written notice is required to be given under the provisions of law or the articles of incorporation or these bylaws, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of the notice. Neither the business to be transacted at, nor the purpose of, a meeting need be specified in the waiver of notice of the meeting. Attendance of a person at any meeting shall constitute a waiver of notice of the meeting except where a person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.

ARTICLE V

OFFICERS

Section 1. The officers of the corporation shall be appointed by the board of directors and shall be a president, a secretary and a treasurer. The president and secretary shall be natural persons of full age; the treasurer may be a corporation but, if a natural person, shall be of full age. The board of directors may also choose vice-presidents and one or more assistant secretaries and assistant treasurers. Any number of the aforesaid offices may be held by the same person.

Section 2. The board of directors, immediately after each annual meeting of stockholders, shall elect a president, who may, but need not be a director, and the board shall also annually choose a secretary and a treasurer who need not be members of the board.

Section 3. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board.

Section 4. The powers and duties of the officers of the corporation shall be as provided from time to time by resolution of the board of directors. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the corporation subject to the control of the board of directors.

Section 5. The salaries of all officers and agents of the corporation shall be fixed by the board of directors.

Section 6. The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the board of directors may be removed with or without cause by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the corporation shall be filled by the board of directors.

Section 7. All contracts of the corporation shall be executed on behalf of the corporation by (a) the president or any vice president, (b) such other officer or employee of the corporation authorized in writing by the president, with such limitations or restrictions on such authority as he or she deems appropriate or (c) such other person as may be authorized by the board of directors, and, if required, the seal of the corporation shall be thereto affixed and attested by the secretary or an assistant secretary.

ARTICLE VI

SHARES

Section 1. The shares of stock of the corporation shall be represented by certificates; provided that the board of directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the board of directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the corporation by the chairman, any vice chairman, the president or any vice president, and by the secretary, any assistant secretary, the treasurer or any assistant treasurer. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 2. Where a certificate is signed by a transfer agent or an assistant transfer agent or a registrar, the signature of any president, vice-president, treasurer, assistant treasurer, secretary or assistant secretary may be facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the corporation, such certificate or certificates may nevertheless be adopted by the corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the corporation.

Section 3. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

ARTICLE VII

GENERAL PROVISIONS

Section 1. All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 2. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 3. These bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VIII

AMENDMENTS

Section 1. These bylaws may be altered, amended or repealed by a majority vote of the stockholders entitled to vote thereon at any regular or special meeting duly convened after notice to the stockholders of that purpose or by a majority vote of the members of the board of directors at any regular or special meeting duly convened after notice to the directors of that purpose, subject always to the power of the stockholders to change such action by the directors and subject to other statutory restrictions.